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Exhibit 99(a)(1)

Change in Control Notice and Offer to Purchase

Cimarex Energy Co.

        Offer To Purchase For Cash
Any and All of the Outstanding
Floating Rate Convertible Senior Notes Due 2023
CUSIP No. 55972FAE4

originally issued by

        Magnum Hunter Resources, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 5, 2005, AND MAY NOT BE EXTENDED, EXCEPT AS REQUIRED BY APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME"). NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

        Cimarex Energy Co., a Delaware corporation, hereby offers to purchase for cash any and all of its outstanding Floating Rate Convertible Senior Notes due 2023 (the "Notes") originally issued by Magnum Hunter Resources, Inc., a Nevada corporation ("Magnum Hunter"), from each holder thereof (each, a "Holder," and collectively, the "Holders") at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest, including Liquidated Damages (defined below), if any, up to, but not including, the date on which the Expiration Time occurs (the "Repurchase Price"), upon the terms and subject to the conditions set forth in this Change in Control Notice and Offer to Purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal"). The offer on the terms set forth in this Offer to Purchase and the Letter of Transmittal is referred to herein as the "Offer." If the Expiration Time of the Offer occurs on August 5, 2005, and assuming no Liquidated Damages are payable, the Repurchase Price will equal $1,004.7361 per $1,000 principal amount of Notes tendered.

        On June 7, 2005, Cimarex Nevada Acquisition Co., a Nevada corporation and our wholly-owned subsidiary ("Merger Sub"), merged with and into Magnum Hunter, and Magnum Hunter was the company surviving the merger (the "First Merger"). As a result of the First Merger, Magnum Hunter became our wholly-owned subsidiary, and the right of the Holders to convert their Notes into cash and the common stock of Magnum Hunter was changed to a right of the Holders to covert their Notes into cash and our common stock. On June 13, 2005, Magnum Hunter merged with and into us, and we were the company surviving the merger (the "Second Merger," and, together with the First Merger, the "Mergers"). As a result of the Second Merger, we assumed all of the obligations of Magnum Hunter with respect to the Notes and the Indenture described below. The First Merger constituted a Change in Control (a "Change in Control") as defined in the Indenture, dated as of December 17, 2003 (the "Original Indenture"), among Magnum Hunter, the subsidiary guarantors that were parties to the Original Indenture, and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), governing the Notes. As amended and supplemented by the First Supplemental Indenture, dated as of June 6, 2005 (the "First Supplemental Indenture"), the Second Supplemental Indenture, dated as of June 7, 2005 (the "Second Supplemental Indenture") and the Third Supplemental Indenture, dated as of June 13, 2005 (the "Third Supplemental Indenture"), the Original Indenture is referred to herein as the "Indenture").

        The Offer is being made by us to satisfy our contractual obligations under Section 3.09 of the Indenture to commence a repurchase offer within 30 days after the occurrence of a Change in Control with respect to the First Merger, and if the Second Merger also constituted a Change in Control under the Indenture, with respect to the Second Merger. We are taking no position with respect to the Offer because each Holder of a Note and his, her or its financial advisor are in a better position than we are to decide whether tendering or refraining from tendering would meet the investment objectives of such Holder. NONE OF US, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES PURSUANT TO THE OFFER.

        This Offer to Purchase serves as the "Company Change in Control Notice" required by Section 3.09 of the Indenture in connection with the First Merger and, if applicable, the Second Merger. The date of this Offer to Purchase is July 6, 2005.

        The Registration Rights Agreement, dated as of December 17, 2003, entered into in connection with the original offering of the Notes (the "Registration Rights Agreement"), provides for the payment of liquidated damages ("Liquidated Damages") in certain circumstances if we fail to perform certain of our obligations under the Registration Rights Agreement with respect to the registration for resale of our common stock that is issued or issuable upon conversion of the Notes. We do not believe that any Liquidated Damages have accrued, and do we not expect that any Liquidated Damages will be payable in connection with the Offer.

        The First Merger constitutes an event that permits the Holders to convert their Notes into cash and our common stock pursuant to the terms of the Indenture. The conversion rights arising as a result of the First Merger will expire on July 7, 2005. Other events may have occurred that pursuant to the terms of the Indenture give Holders the right to convert their Notes. Holders should read the section titled "The Offer—Certain Significant Considerations—Conversion Rights" beginning on page 14 for more information about your conversion rights under the Indenture and the circumstances in which you may exercise your conversion rights. Holders who validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Notes pursuant to the Offer.

        THE REPURCHASE PRICE THAT THE COMPANY IS OFFERING TO PAY TO HOLDERS PURSUANT TO THE OFFER (PURSUANT TO THE TERMS OF THE INDENTURE AND THE NOTES) MAY BE LESS THAN THE AMOUNT OF CASH AND COMMON STOCK OF THE COMPANY THAT A HOLDER COULD RECEIVE UPON CONVERSION OF THEIR NOTES PURSUANT TO THE INDENTURE. HOLDERS ARE URGED TO REVIEW THE OFFER TO PURCHASE AND THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN CAREFULLY AND CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE DECIDING WHETHER TO TENDER THEIR NOTES IN THE OFFER.

        Notes must be tendered at or before the Expiration Time, which is 5:00 p.m., New York City time, on August 5, 2005, unless that date and time is extended by us. Any Holder that desires to tender Notes in the Offer must comply with the procedures set forth in the section titled "The Offer—Procedures For Tendering Notes" beginning on page 19 and in the Letter of Transmittal. Tenders of Notes may be withdrawn at any time at or prior to the Expiration Time. Holders should read the section titled "The Offer—Withdrawal of Tenders" beginning on page 21 for more information on the procedure for withdrawing tendered Notes from the Offer.

        This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer.

        Questions and requests for assistance may be directed to Deutsche Bank Trust Company Americas, the depositary (the "Depositary") and the information agent (the "Information Agent") for the Offer. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent.

TABLE OF CONTENTS

Page
IMPORTANT	1
SUMMARY TERM SHEET	1
WHERE YOU CAN FIND MORE INFORMATION	7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	7
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	8
THE COMPANY	9
THE OFFER	10
Terms of the Offer	10
Purpose of the Offer	12
Certain Significant Considerations	12
Acceptance for Payment and Payment for Notes	18
Procedures for Tendering Notes	19
Withdrawal of Tenders	21
Condition to the Offer	22
Certain U.S. Federal Income Tax Consequences	22
The Depositary and the Information Agent	29
Fees and Expenses	29
Source and Amount of Funds	29
CUSIP Number	29
Miscellaneous	30
ANNEX A—UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
ANNEX B—COPY OF SCHEDULE TO FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 2005 IN CONNECTION WITH THE OFFER, EXCLUDING THE EXHIBITS TO THE SCHEDULE TO.

IMPORTANT

        No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal, and, if given or made, such information or representations should not be relied upon as having been authorized by us, the Depositary, the Information Agent or the Trustee. This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation under applicable securities or "blue sky" laws. Neither the delivery of this Offer to Purchase nor the purchase of Notes will, under any circumstances, create any implication that the information contained or incorporated by reference herein or in any attachments hereto is correct as of any time after the date of any such document, or that there has been no change in the information set forth or incorporated by reference herein or in any attachments hereto or in our affairs or the affairs of any of our subsidiaries or affiliates since the date of such document.

        We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from purchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

        The CUSIP numbers referenced in this Offer to Purchase and the Letter of Transmittal have been assigned by Standard & Poor's Corporation and are included solely for the convenience of the Holders. None of us, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

SUMMARY TERM SHEET

        The following are answers to some of the questions that you, as a holder, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase, the Letter of Transmittal and the documents that are incorporated in this Offer to Purchase by reference because the information in this summary is not complete and such documents contain important information.

INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE NOTES?

  Cimarex Energy Co., a Delaware corporation, is offering to purchase the Notes. Magnum Hunter Resources, Inc., which we refer to as Magnum Hunter, originally issued the Notes. On June 13, 2005, Magnum Hunter merged with and into us, and we are the company surviving the merger. In connection with the merger, we assumed all of the obligations of Magnum Hunter under the Notes and the Indenture. You should read the section titled "The Company" beginning on page 9 and Annexes A and B to this Offer to Purchase for more information about us.

WHAT CLASS OF SECURITIES IS SOUGHT IN THE OFFER?

  We are offering to purchase any and all of our outstanding Floating Rate Convertible Senior Notes due 2023, which we refer to as the Notes. The Notes were originally issued by Magnum Hunter pursuant to the Indenture.

WHY IS CIMAREX MAKING THE OFFER?

  We are making the Offer to satisfy our contractual obligation under Section 3.09 of the Indenture to make an offer to repurchase the Notes within 30 days after a change in control of Magnum Hunter occurs. A change in control of Magnum Hunter occurred on June 7, 2005, when Magnum Hunter became our wholly-owned subsidiary as a result of a merger between Magnum Hunter and one of our wholly-owned subsidiaries. If a change in control for purposes of the Indenture occurred on June 13, 2005, as a result of the merger of Magnum Hunter with and into us, this Offer also satisfies our contractual obligation under Section 3.09 of the Indenture to make an offer to purchase within 30 days after that change in control. You should read the section titled "The Company" beginning on page 9 and the section titled "The Offer—Purpose of the Offer" beginning on page 12 for more information.

WHAT WILL CIMAREX DO WITH THE NOTES PURCHASED IN THE OFFER?

  We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding. You should read the section titled "The Offer—Certain Significant Considerations—Notes Purchased in the Offer" on page 13 and the section titled "The Offer—Certain Significant Considerations—Limited Trading Market" on page 17 for more information.

HOW MUCH IS CIMAREX OFFERING TO PAY FOR THE NOTES?

  Pursuant to the Indenture, we are offering to repurchase your Notes at a repurchase price in cash of 100% of the principal amount of the Notes, plus accrued and unpaid interest (including any liquidated damages payable pursuant to the registration rights agreement entered into in connection with the original offering of the Notes) to, but excluding, the date on which the Offer expires. The Offer is scheduled to expire on August 5, 2005, unless extended by us. We do not believe that any liquidated damages have accrued, and we do not expect any liquidated damages to be payable in connection with the Offer. You should read the section titled "The Offer—Terms of the Offer" beginning on page 10 and the section titled "The Offer—Acceptance for Payment and Payment for Notes" beginning on page 18 for more information. Under United States federal income tax laws, the Depositary may be required to withhold on payments made to certain Holders who tender Notes in the Offer. See the section titled "The Offer—Certain U.S. Federal Income Tax Consequences" beginning on page 22.

ARE THERE CONDITIONS TO THE OFFER?

  Pursuant to the Indenture, we are not permitted to repurchase any Notes if an event of default as defined in the Indenture, other than our failure to pay the repurchase price for the Notes pursuant to the Offer, is continuing at the time the Offer expires, or at any time after the Offer expires and before we purchase and pay for tendered Notes. If an event of default as defined in the Indenture, other than our failure to pay the repurchase price for the Notes pursuant to the Offer, is continuing at any of the times described above, all tendered Notes will be deemed to be withdrawn from the Offer and we will not purchase any Notes. There are no other conditions to the Offer. You should read the section titled "The Offer—Acceptance for Payment and Payment for Notes" beginning on page 18 and the section titled "The Offer—Condition to the Offer" on page 22 for more information.

HOW MANY NOTES WILL CIMAREX PURCHASE?

  We will purchase for cash, upon the terms and subject to the condition of the Offer, any and all of the Notes that are validly tendered and not properly withdrawn.

DOES CIMAREX HAVE THE FINANCIAL RESOURCES TO PURCHASE THE NOTES?

  Yes. We will pay for the Notes that we purchase in the Offer out of cash on hand, additional borrowings under our existing credit facility, or both. You should read the section titled "The Offer—Source and Amount of Funds" on page 29 for more information.

WHAT IS THE MARKET VALUE OF THE NOTES?

  The Notes are eligible for trading on The Portal Market, a subsidiary of The Nasdaq Stock Market, Inc. We believe that trading in the Notes has been limited and sporadic, and that no reliable pricing information for the Notes is available. You should read the section titled "The Offer—Certain Significant Considerations—Limited Trading Market" on page 17 for more information.

  Pursuant to the Indenture, the Notes are convertible into cash and shares of our common stock under the circumstances specified in the Indenture at a conversion rate (subject to adjustment) of 34.4971 shares per $1,000 principal amount of Notes. If a holder elects to convert its Notes, the total value that the holder is entitled to receive is in most circumstances based upon the average closing stock price of our common stock for the ten consecutive trading days beginning on the second trading day after the Notes are tendered for conversion, which we refer to as the ten-day average stock price.

  For each $1,000 principal amount of Notes converted, a holder would be entitled to receive an amount of cash and our common stock, which we refer to as the conversion value, equal to the conversion rate of 34.4971 shares (as adjusted) multiplied by the ten-day average stock price. An amount up to the first $1,000 of conversion value is paid in to the holder in cash. If the conversion value exceeds $1,000, the holder will also receive a number of shares of our common stock equal to the amount of the conversion value in excess of $1,000 divided by the ten-day average stock price. In the event that the number of shares of our common stock that a holder is entitled to receive is not a whole number, we will pay cash to the holder instead of issuing a fractional share.

  For example, if the conversion rate is 34.4971 and the ten-day average stock price is $39.00, a holder that tenders $1,000 of Notes for conversion would receive a conversion value of $1,345.39 (34.4971 multiplied by $39.00). Pursuant to the Indenture, the holder would be paid $1,000 in cash, and would be entitled to 8.8561 shares of our common stock ($345.3869 divided by $39.00). We would issue the holder eight shares of our common stock, and make a cash payment to the holder of $33.39 (0.8561 multiplied by $39.00) instead of issuing 0.8561 shares of our common stock to the holder.

  On June 30, 2005, the high and low sale prices per share for our common stock as reported on The New York Stock Exchange were $39.48 and $38.79, respectively. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR OUR COMMON STOCK BEFORE MAKING YOUR DECISION TO TENDER.

  You should read the section titled "The Offer—Certain Significant Considerations—Conversion Rights" beginning on page 14 for more information on your conversion rights under the Indenture and the circumstances in which you may exercise your conversion rights.

HOW DO I TENDER NOTES?

  There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

  •
  If your Notes are registered in your name,

  •
  complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions in the Letter of Transmittal,

    •
    mail or deliver it and any other required documents to Deutsche Bank Trust Company Americas, which we refer to as the "Depositary," at the address set forth on the back cover of this Offer to Purchase, and

    •
    either deliver the certificates for the tendered Notes to the Depositary, with the form on the reverse side of the Notes entitled "Option to Purchase Upon a Change in Control" properly completed, and with such Notes duly endorsed for transfer, or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

  •
  If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

  •
  If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC's Automated Tender Offer Program, or ATOP.

  Notes must be tendered at or before the Expiration Time of the Offer, which is 5:00 p.m., New York City time, on August 5, 2005, unless that date and time is extended by us. We are not providing guaranteed delivery procedures in connection with the Offer, which means that you cannot tender your Notes if you are unable to tender your Notes under one of the three methods described above at or before the Expiration Time.

  You should read the section titled "The Offer—Procedures for Tendering Notes" beginning on page 19 and the Letter of Transmittal for more information on how to tender your Notes.

WHEN DOES THE OFFER TO REPURCHASE THE NOTES EXPIRE?

  You have until 5:00 p.m., New York City time, on August 5, 2005, to tender your Notes in the Offer, unless we chose to extend the Offer. We will make a public announcement if we extend the Offer. You should read the section titled "The Offer—Terms of the Offer" beginning on page 10 for more information.

MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

  We may extend the Offer only if we are required to extend the Offer under applicable law. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. Subject to applicable law and the terms and conditions of the Indenture, we reserve the right to amend the Offer at any time in our sole discretion by giving written notice of such amendment to the Depositary. The Offer will be terminated if the condition to the offer is not satisfied at the expiration time of the Offer or at any time after the expiration time of the Offer and before we purchase and pay for tendered Notes. You should read the section titled "The Offer—Terms of the Offer" beginning on page 10, the section titled "The Offer—Acceptance for Payment and Payment for Notes" beginning on page 18, and the section titled "The Offer—Condition to the Offer" on page 22 for more information.

HOW WILL HOLDERS OF NOTES BE NOTIFIED IF THE OFFER IS EXTENDED OR AMENDED?

  If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service.

  In addition, if we materially change the terms of the Offer or the information concerning the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 13e-4(f)(1) under the Exchange Act.

  You should read the section titled "The Offer—Terms of the Offer" beginning on page 10 and the section titled "The Offer—Condition to the Offer" on page 22 for more information.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED NOTES?

  You will receive payment for your Notes promptly after the date on which we accept all Notes properly tendered and not validly withdrawn. The timing of our acceptance for payment of Notes tendered pursuant to the Offer is subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of holders promptly after the termination or withdrawal of the Offer. We will pay for Notes by depositing the Repurchase Price in immediately available funds with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders, pursuant to the terms of the Indenture. You should read the section titled "The Offer—Terms of the Offer" beginning on page 10, and the section titled "The Offer—Acceptance for Payment and Payment for Notes" beginning on page 18, for more information.

CAN HOLDERS WITHDRAW TENDERED NOTES?

  You may withdraw your tendered Notes at any time on or before the time and date when the Offer expires at 5:00 p.m., New York City time, on August 5, 2005 or, if the Offer is extended, the time and date when the extended Offer expires. You should read the section titled "The Offer—Terms of the Offer" beginning on page 10, and the section titled "The Offer—Withdrawal of Tenders" beginning on page 21, for more information.

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED NOTES?

  To withdraw your previously tendered Notes, you must deliver a telegram, telex, facsimile transmission or letter notice of withdrawal or revocation (or an electronic ATOP transmission notice of withdrawal or revocation in the case of DTC participants) with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by again following the proper tender procedures. You should read the section titled "The Offer—Withdrawal of Tenders" beginning on page 21 for more information.

WHAT HAPPENS TO NOTES THAT ARE NOT TENDERED?

  Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all of the rights associated with those Notes, including without limitation the right to convert those Notes into cash and our common stock in the circumstances specified in the Indenture. You should read the section titled "The Offer—Certain Significant Considerations—Notes Outstanding After the Offer" on page 13, and the section titled "The Offer—Certain Significant Considerations—Limited Trading Market" on page 17, for more information.

MAY HOLDERS STILL CONVERT THEIR NOTES INTO SHARES OF CIMAREX COMMON STOCK?

  Yes. However, if you tender your Notes in the Offer, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired, unless we fail to pay the repurchase price for your Notes pursuant to the Offer. For purposes of converting your Notes, Deutsche Bank Trust Company Americas is the Conversion Agent and the Paying Agent, and its address for such purpose is c/o DB Services Tennessee, Inc., 648 Grassmere Park Road, Nashville, TN 37211, Attn: Reorganization Unit.

WHAT ARE THE TAX CONSEQUENCES TO HOLDERS IF THEY TENDER THEIR NOTES?

  Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of tendering Notes pursuant to the Offer. A U.S. Holder (as defined below in the section titled "The Offer—Certain U.S. Federal Income Tax Consequences") who sells Notes to us pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the amount received in exchange for the Notes (other than amounts attributable to accrued but unpaid interest) and such U.S. Holder's adjusted tax basis in the Notes sold. U.S. Holders should read the section titled "The Offer—Certain U.S. Federal Income Tax Consequences—Tendering U.S. Holders" beginning on page 26 for more information.

  Non-U.S. Holders (as defined below in the section titled "The Offer—Certain U.S. Federal Income Tax Consequences") should read the section titled "The Offer—Certain U.S. Federal Income Tax Consequences—Tendering Non-U.S. Holders" beginning on page 30 for a discussion of certain U.S. federal income tax consequences applicable to Non-U.S. Holders. Under United Stated federal income tax laws, the Depositary may be required to withhold on payments made to certain Holders who tender Notes in the Offer. See the section titled "The Offer—Certain U.S. Federal Income Tax Consequences" beginning on page 22.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING NOTES?

  No brokerage commissions are payable by holders to us, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. If your Notes are held by a nominee, such nominee may charge you a transaction amount. Except as set forth in Instruction 7 of the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer. You should read the section titled "The Offer—The Depositary and the Information Agent" on page 29 and the Letter of Transmittal for more information.

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

  If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal, please contact Deutsche Bank Trust Company Americas, the Information Agent for the Offer, at c/o DB Services Tennessee, Inc., 648 Grassmere Park Road, Nashville, TN 37211, Attn: Reorganization Unit, telephone (800) 735-7777. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

IS CIMAREX MAKING ANY RECOMMENDATION ABOUT THE OFFER?

  None of us, the Depositary, the Information Agent or the Trustee makes any recommendation as to whether you should tender your Notes pursuant to the Offer. Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

  We note that the repurchase price for the Notes that we are offering to pay pursuant to the Offer may be less than the amount of cash and common stock that a Holder could receive upon conversion of their Notes. You should read the section titled "The Offer—Terms of the Offer" beginning on page 10, and the section titled "The Offer—Certain Significant Considerations—Conversion Rights" beginning on page 14, for more information.

  YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR OUR COMMON STOCK AND CONSULT WITH YOUR OWN FINANCIAL ADVISORS BEFORE MAKING YOUR DECISION TO TENDER.

In this Offer to Purchase, "Cimarex," "we," "us," "our," and "the Company" refer to Cimarex Energy Co. and do not include its subsidiaries, unless the context requires otherwise, and except that such references in the sections of this Offer to Purchase titled "The Company" and "Special Note Regarding Forward-Looking Statements" are to Cimarex Energy Co. and its consolidated subsidiaries.

In this Offer to Purchase, "Holder," "Holders," "you," and "your" refer to holders of the Notes.

WHERE YOU CAN FIND MORE INFORMATION

        We file, and, prior to the Second Merger, Magnum Hunter filed, reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including us and, prior to the Second Merger, Magnum Hunter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference into this Offer to Purchase specified information contained in documents that we and Magnum Hunter have filed with the SEC. The information incorporated by reference is considered to be part of this Offer to Purchase.

        The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

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  Annual Report on Form 10-K for the year ended December 31, 2004 filed March 15, 2005;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on May 9, 2005;

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  Current Reports on Form 8-K, filed on January 26, 2005, January 28, 2005, February 23, 2005, March 14, 2005, March 18, 2005, May 2, 2005, May 4, 2005, May 19, 2005, June 3, 2005, June 8, 2005 and June 17, 2005 (excluding any information furnished under Item 2.02 or Item 7.01 of Form 8-K); and

  •
  Joint Proxy Statement/Prospectus of the Company and Magnum Hunter included as part of the Registration Statement on Form S-4 (File No. 333-123019) filed by us on May 2, 2005, as supplemented on May 3, 2005.

        The following documents filed by Magnum Hunter with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

  •
  Annual Report on Form 10-K for the year ended December 31, 2004 filed March 16, 2005;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on May 10, 2005; and

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  Current Reports on Form 8-K, filed on January 26, 2005, January 28, 2005, March 11, 2005, March 18, 2005, March 24, 2005, April 8, 2005, April 22, 2005, May 3, 2005, May 25, 2005, June 2, 2005 and June 8, 2005 (excluding any information furnished under Item 2.02 or Item 7.01 of Form 8-K).

        In addition, this Offer to Purchase constitutes a part of an Issuer Tender Offer filed on Schedule TO (the "Schedule TO") filed by us with the SEC on July 6, 2005 pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated in this Offer to Purchase by reference, and a copy of the Schedule TO, excluding the exhibits thereto, is attached to this Offer to Purchase as Annex B.

        All documents and reports filed by us with the SEC pursuant to the Exchange Act after the date of this Offer to Purchase and at or prior to the Expiration Time (excluding any information furnished under Item 2.02 or Item 7.01 of Form 8-K) shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in this Offer to Purchase or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase if a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        The documents incorporated by reference herein (other than exhibits to such documents that are not specifically incorporated by reference herein) are available without charge to any person to whom this Offer to Purchase has been delivered upon written or oral request to us, Attn: Corporate Secretary, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995. The information relating to us and Magnum Hunter contained in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the documents incorporated herein by reference contain forward-looking statements with respect to our and Magnum Hunter's, financial condition, results of operations and business. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue" or the negative of these terms or other similar expressions.

        Any forward-looking statements are based either on our current expectations and projections about future events or on our or Magnum Hunter's expectations and projections about future events at the time those statements were made, as applicable, but, in each case, are subject to known and unknown risks, uncertainties and assumptions that may cause the actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following:

  •
  fluctuations in oil and gas prices;

  •
  rate of growth in proved oil and gas reserves and production;

  •
  ability to find commercial quantities of new oil and gas reserves;

  •
  inaccuracies in proved reserve estimates;

  •
  availability, proximity and capacity of pipelines and processing facilities;

  •
  changes in laws and regulations, including safety, tax and accounting matters;

  •
  competitive pressures from the same and alternative energy sources;

  •
  liability for environmental claims;

  •
  customer conservation measures and improvements in energy efficiency and technology resulting in reduced demand;

  •
  adverse labor relations and competition for experienced technological personnel;

  •
  large customer, counterparty or supplier defaults;

  •
  liability in excess of insurance coverage for personal injury and property damage arising from explosions and other catastrophic events, including acts of terrorism, resulting from operating hazards and risks incidental to oil and gas production;

  •
  political, regulatory and economic conditions in the United States and foreign countries; and

  •
  interest rate fluctuations and other capital market conditions.

        All forward-looking statements attributable to us or Magnum Hunter or persons acting on our or their behalf are expressly qualified in their entirety by the cautionary statements included in this document and in the documents incorporated herein by reference. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

        We are an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the United States.

        On June 7, 2005, Merger Sub, our wholly owned subsidiary, merged with and into Magnum Hunter. Merger Sub was formed solely for purposes of the First Merger. Magnum Hunter was the surviving entity in the First Merger, and as the surviving entity, became a wholly-owned subsidiary of us. As a result of the First Merger, each outstanding share of Magnum Hunter common stock was cancelled and converted into the right to receive 0.415 shares of our common stock. We will issue approximately 39.5 million shares of our common stock to Magnum Hunter stockholders in the First Merger, which will result in our having approximately 81.3 million shares outstanding. The terms of the First Merger were described in the Joint Proxy Statement/Prospectus of the Company and Magnum Hunter that was included as part of the Registration Statement on Form S-4 (File No. 333-123019) and filed by us with the SEC on May 2, 2005, as supplemented on May 3, 2005 (the "Joint Proxy Statement/Prospectus"). A copy of the Agreement and Plan of Merger dated as of January 25, 2005, among us, Merger Sub and Magnum Hunter, as amended on February 18, 2005 and April 20, 2005 (the "Merger Agreement"), has been filed as Annex A to the Joint Proxy Statement/Prospectus.

        On June 13, 2005, Magnum Hunter merged with and into us, and we were the company surviving the Second Merger. Under Delaware and Nevada law, the Second Merger did not require the approval of our stockholders. As a result of the Second Merger, each outstanding share of common stock of Magnum Hunter was cancelled.

        We are headquartered in Denver, Colorado, and our principal executive offices are at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995. Our common stock is listed on the New York Stock Exchange and trades under the symbol "XEC."

        Market Price Information for Cimarex Common Stock.    The Notes are eligible for trading on The Portal Market. However, there is no existing public market for the Notes and we believe that trading in the Notes has been limited and sporadic. The Notes are convertible into cash and shares of our common stock in certain circumstances pursuant to the Indenture as described in the sections titled "The Offer—Certain Significant Considerations—Conversion Rights."

        The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock on the New York Stock Exchange Composite Transactions Tape. For current price information, you should consult publicly available sources.

	High	Low
2005
Second Quarter through June 30, 2005	$40.61	$33.35
First Quarter	$42.57	$34.46
2004
First Quarter	$29.75	$24.05
Second Quarter	$30.25	$26.24
Third Quarter	$35.25	$29.20
Fourth Quarter	$41.45	$33.60
2003
First Quarter	$20.42	$17.07
Second Quarter	$24.40	$18.80
Third Quarter	$23.70	$19.24
Fourth Quarter	$28.14	$19.50

        Unaudited Pro Forma Condensed Combined Financial Statements.    For your convenience, the Unaudited Pro Forma Condensed Combined Financial Statements (the "Proforma Financial Statements") that were included in the Current Report on Form 8-K that we filed with the SEC on May 19, 2005 are attached hereto as Annex A. References in Annex A to "Cimarex" mean us. The Proforma Financial Statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements. We and Magnum Hunter may have performed differently had we always been combined. You should not rely on the information contained in the Proforma Financial Statements as being indicative of the results that would have been achieved had we and Magnum Hunter always been combined or the future results of the combined company after the Mergers. The Proforma Financial Statements should be read in conjunction with our and Magnum Hunter's consolidated financial statements that have been filed with the SEC and are incorporated herein by reference.

THE OFFER

TERMS OF THE OFFER

        We hereby offer to purchase for cash any and all of the outstanding Notes at the Repurchase Price described below, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

        The Repurchase Price is equal to 100% of the principal amount of the Notes, plus interest (including Liquidated Damages, if any) accrued and unpaid up to, but not including, the date on which the Expiration Time occurs. If the Expiration Time occurs on August 5, 2005, and assuming no Liquidated Damages are payable, the Repurchase Price will equal $1,004.7361 per $1,000 principal amount of Notes tendered. We do not believe that any Liquidated Damages have accrued, and we do not expect any Liquidated Damages to be payable in connection with the Offer. You should read the section titled "Certain Significant Considerations—Liquidated Damages" for more information about the circumstances in which we are required to pay Liquidated Damages.

        If the Notes are accepted for payment pursuant to the Offer, Holders who validly tendered (and did not properly withdraw) their Notes at or prior to the Expiration Time will receive the Repurchase Price. We will accept only tenders of all or a portion of a Holder's Notes in integral multiples of $1,000. Tenders of Notes may be withdrawn at any time at or prior to the Expiration Time by following the procedures described in "Withdrawal of Tenders." Any Holder of the Notes desiring to tender their Notes must comply with the procedures set forth herein under "Procedures For Tendering Notes." Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we will accept for purchase all Notes validly tendered and not properly withdrawn at or prior to the Expiration Time.

        The Offer will expire at the Expiration Time, which is 5:00 p.m., New York City time, on August 5, 2005, unless extended. The Expiration Time may not be extended except as required by applicable law. During any extension of the Offer, all Notes previously tendered pursuant to the Offer (and not properly withdrawn) will remain subject to the Offer and may be accepted for payment by us, subject to the withdrawal rights of Holders during the extension period.

        If any tendered Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered), unless otherwise requested by such Holder under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.

        If less than all of the principal amount of Notes held by a Holder is tendered by such Holder pursuant to the Offer, after the Expiration Time, we will issue, and the Trustee will authenticate and deliver to the Holder, at no expense to the Holder, new Notes of authorized denominations in a principal amount equal to the portion of the Notes not tendered. With respect to the Notes held by DTC as the Holder of record (which Notes are held in the form of a global security), DTC will submit the global security to the Trustee if any Holders tender their Notes pursuant to the Offer and we will issue and the Trustee will authenticate a new global security to DTC for the untendered portion of the global security.

        Our obligation to accept, and pay for, Notes validly tendered pursuant to the Offer is conditioned upon satisfaction of the condition to the offer described in the section titled "Condition to the Offer." Subject to applicable securities laws, the terms of the Indenture and the Notes, and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right, in our sole discretion, at or prior to the Expiration Time, (i) to extend or terminate the Offer or (ii) to otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described under "Condition to the Offer." Any extension, amendment or termination of the Offer will be followed promptly by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make a public announcement, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service.

        If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law.

        Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at its address or telephone number set forth on the back cover hereof. Any beneficial owner owning interests in the Notes should contact such beneficial owner's broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer.

        BASED ON THE CURRENT CONVERSION RATE OF 34.4971 SHARES OF OUR COMMON STOCK PER $1,000 PRINCIPAL AMOUNT OF NOTES AND THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK ON THE NYSE COMPOSITE TAPE FOR THE TEN CONSECUTIVE TRADING DAYS ENDING ON JUNE 30, 2005 OF $39.33, A HOLDER THAT TENDERED ITS NOTES FOR CONVERSION ON JUNE 15, 2005 WOULD HAVE BEEN ENTITLED TO ASSUMED CONVERSION CONSIDERATION FOR EACH $1,000 PRINCIPAL AMOUNT OF SUCH NOTES OF $1,000 CASH AND 9 SHARES OF OUR COMMON STOCK (WITH ADDITIONAL CASH PAID TO THE HOLDER INSTEAD OF OUR ISSUING A FRACTIONAL SHARE OF OUR COMMON STOCK TO THE HOLDER). BASED ON THE CLOSING STOCK PRICE OF OUR COMMON STOCK ON THE NYSE COMPOSITE TAPE FOR JUNE 30, 2005 OF $38.91, AT THE TIME OF CONVERSION THE ASSUMED CONVERSION VALUE OF SUCH ASSUMED CONVERSION CONSIDERATION ON JUNE 30, 2005 WOULD HAVE BEEN APPROXIMATELY $1,353.07 FOR EACH $1,000 PRINCIPAL AMOUNT OF NOTES TENDERED FOR CONVERSION.

        THE REPURCHASE PRICE THAT WE ARE OFFERING PER $1,000 PRINCIPAL AMOUNT OF NOTES IN THE OFFER (IN ACCORDANCE WITH THE TERMS OF THE NOTES AND THE INDENTURE) IS CURRENTLY LESS THAN THE ASSUMED CONVERSION VALUE. THE ACTUAL AMOUNT OF CASH AND THE ACTUAL NUMBER OF SHARES OF OUR COMMON STOCK THAT A PARTICULAR HOLDER IS ENTITLED TO RECEIVE PURSUANT TO THE INDENTURE AND THE NOTES UPON CONVERSION OF SUCH NOTES VARIES BASED UPON THE AVERAGE CLOSING STOCK PRICE FOR OUR COMMON STOCK FOR THE TEN CONSECUTIVE TRADING DAYS BEGINNING ON THE SECOND TRADING DAY FOLLOWING THE DAY THE NOTES ARE TENDERED FOR CONVERSION. THERE CAN BE NO ASSURANCE AS TO THE PRICE AT WHICH OUR COMMON STOCK MAY NOW OR IN THE FUTURE TRADE OR BE SOLD, AND NO

ASSURANCE AS TO WHETHER A HOLDER WILL RECEIVE AN AMOUNT GREATER THAN, LESS THAN, OR EQUAL TO THE ASSUMED CONVERSION VALUE UPON CONVERSION OF ITS NOTES. HOLDERS OF NOTES ARE URGED TO CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE ACCEPTING THE OFFER.

        We are making the Offer to satisfy our contractual obligations under the Indenture, and are taking no position with respect to the Offer because each Holder of a Note and his, her or its financial advisor are in a better position than we are to decide whether tendering or refraining from tendering would meet the investment objectives of such Holder. NONE OF US, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES PURSUANT TO THIS OFFER.

PURPOSE OF THE OFFER

        The purpose of the Offer is to fulfill our contractual obligations under the Indenture. Section 3.09(a) of the Indenture provides that following a Change in Control, each Holder will have the right, at such Holder's option, to require us to purchase at the Repurchase Price all or a portion (which portion must be in an integral multiple of $1,000) of such Holder's Notes.

        A "Change in Control" generally is defined in the Indenture as the occurrence of one or more of the following events:

  •
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets, to any person or group of related persons (as defined in Section 13(d) of the Exchange Act);

  •
  the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the Indenture;

  •
  any person or group of related persons (as defined in Section 13(d) of the Exchange Act), other than us, any of our subsidiaries or any of our or any such subsidiary's employee benefit plans, becomes the beneficial owner or owner of record, directly or indirectly, of shares of our capital stock entitling such person to exercise in excess of 50% of the aggregate ordinary voting power of all shares of our voting stock; or

  •
  the first day on which a majority of the members of our board of directors are not persons who were directors as of the date of the Original Indenture, or were nominated for election or elected by a majority of such directors (or by directors that were nominated for election or elected by a majority of such directors).

        The Offer is being made to satisfy our contractual obligations with respect to the Change in Control that occurred on June 7, 2005, in connection with the First Merger, and if a Change in Control occurred on June 13, 2005, as a result of the Second Merger, in connection with the Second Merger. This Offer to Purchase serves as the "Company Change in Control Notice" required by the Indenture. The Expiration Time is the "Change in Control Purchase Date" defined in Section 3.09(a) of the Indenture. The Repurchase Price is the "Change in Control Purchase Price" defined in Section 3.09(a) of the Indenture.

CERTAIN SIGNIFICANT CONSIDERATIONS

        You should consider carefully the following considerations, in addition to the other information described elsewhere in this Offer to Purchase and the Letter of Transmittal or incorporated herein by reference before deciding whether to participate in the Offer.

        Principal Amount of Notes Outstanding.    As of the date of the Offer, there was $125 million aggregate principal amount of Notes outstanding.

        The Indenture.    The Notes are governed by the Indenture. The Original Indenture, dated as of December 17, 2003, was entered into among Magnum Hunter, the subsidiary guarantors that were parties to the Original Indenture and the Trustee. On June 6, 2005, the Original Indenture was amended and supplemented pursuant to the First Supplemental Indenture, among the parties to the Original Indenture, to conform certain provisions of the Original Indenture to the offering memorandum distributed in connection with the original offering of the Notes. On June 7, 2005, the Original Indenture was further amended and supplemented pursuant to the Second Supplemental Indenture, among us and the parties to the Original Indenture. The Second Supplemental Indenture was entered into in connection with the First Merger to change the right of the Holders to convert their Notes into cash and the common stock of Magnum Hunter into a right to convert their Notes into cash and our common stock. Also pursuant to the Second Supplemental Indenture, we agreed to guarantee certain obligations of Magnum Hunter under the Indenture and the Notes. On June 13, 2005, the Original Indenture was further amended and supplemented pursuant to the Third Supplemental Indenture, among us, certain of our subsidiaries as subsidiary guarantors, and the Trustee. The Third Supplemental Indenture was entered into in connection with the Second Merger to provide for our assumption of the obligations of Magnum Hunter under the Indenture and the Notes, and to add certain of our subsidiaries as subsidiary guarantors under the Indenture.

        Notes Purchased in the Offer.    The Notes purchased pursuant to the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation promptly after such purchase. Interest, including Liquidated Damages, if any, on any Notes purchased by us pursuant to the Offer will cease to accrue on and after the date on which the Expiration Time occurs unless we default in the payment of the Repurchase Price.

        Notes Outstanding After the Offer.    Holders that do not validly tender their Notes into the Offer, or that validly tender their Notes into the Offer but properly withdraw such Notes, will not be entitled to receive the Repurchase Price. Any Notes which remain outstanding after consummation of the Offer will continue to be our obligations and will continue to accrue interest and have the benefits of the Indenture, including the right of Holders to convert their Notes into cash and shares of our common stock in certain circumstances as provided in the Indenture.

        Interest.    Unless we default in making payment of the Repurchase Price, interest (including Liquidated Damages, if any) on Notes validly tendered and not properly withdrawn pursuant to the Offer will cease to accrue on and after the date on which the Expiration Time occurs. The Notes which remain outstanding after consummation of the Offer will continue to accrue interest at a rate per annum equal to 3-month LIBOR (as determined by the Trustee pursuant to the Indenture and the Notes), reset quarterly, and payable on March 15, June 15, September 15 and December 15 of each year.

        Redemption.    The Notes that remain outstanding after consummation of the Offer will continue to be subject to our right to call such Notes for redemption. On or after December 22, 2008, we may redeem the Notes, at our option, in whole or in an integral multiple of $1,000, at 100% of the principal amount, together with accrued but unpaid interest (including Liquidated Damages, if any), thereon, up to but not including the date of redemption; provided, that if the redemption date is on or after an interest record date but on or prior to the related interest payment date, interest will be payable to the Holders in whose names the Notes are registered at the close of business on the relevant interest record date. The Indenture requires us to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

        The Holders of Notes that remain outstanding after consummation of the Offer will continue to be entitled to the rights under the Indenture to require the Notes to be repurchased by us. Each Holder has the right, at its option, to require us to repurchase all or a portion of the Notes held by such Holder, in integral multiples of $1,000, on December 15, 2008, December 15, 2013 and December 15, 2018, for cash at a purchase price per Note equal to 100% of the aggregate principal amount of the

Note, together with accrued but unpaid interest (including Liquidated Damages, if any) thereon, up to but not including the date of purchase, upon delivery of a notice containing the information required by the Indenture, together with the Notes subject thereto, at any time from the opening of business on the date that is 30 business days prior to the purchase date until the close of business on the business day prior to the purchase date, and upon delivery of the Notes to the paying agent by the Holder as set forth in the Indenture.

        Liquidated Damages.    In connection with the original offering of the Notes, Magnum Hunter, the guarantors named in the Original Indenture, Deutsche Bank Securities Inc. and Banc of America Securities LLC entered into the Registration Rights Agreement. As a result of the Second Merger, we succeeded to Magnum Hunter's obligations under the Registration Rights Agreement. The Registration Rights Agreement provides for payment to the Holders of Liquidated Damages in certain circumstances if we fail to perform certain obligations under the Registration Rights Agreement with respect to the registration for resale of our common stock that is issuable upon conversion of the Notes. See "Certain Significant Considerations—Conversion Rights" for a discussion of the conversion rights with respect to the Notes. The following events described generally below give rise to Liquidated Damages under the Registration Rights Agreement:

  •
  if an initial shelf registration statement is not filed on or prior to the 120th day after the date of the Registration Rights Agreement;

  •
  if a shelf registration statement is not declared effective by the SEC on or prior to the 210th day after the date of the Registration Rights Agreement;

  •
  if a shelf registration statement has been declared effective and such shelf registration statement ceases to be effective (unless such shelf registration has been suspended pursuant to Section 3(b) of the Registration Rights Agreement) at any time prior to the earlier of (i) the expiration of the holding period under Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"), applicable to the last underlying shares of our common stock issued or issuable upon conversion of the Notes or (ii) the date there are no longer any shares of our common stock issued or issuable upon conversion of the Notes, other than any such shares that (A) are covered by a registration statement that has been declared effective by the SEC and that have been disposed of in accordance with such registration statement, (B) have been sold to the public in accordance with Rule 144 under the Securities Act (or any similar provision then in effect other than Rule 144A under the Securities Act) or (C) that may be transferred by the Holder thereof under Rule 144(k) under the Securities Act;

  •
  if any post-effective amendment that is required to be filed pursuant to Section 2(d)(i) of the Registration Rights Agreement has not become effective under the Securities Act within 45 days after the date of the filing; or

  •
  if the duration of any suspension by us pursuant to Section 3(b) of the Registration Rights Agreement of a registration statement covering our common stock issued or issuable upon conversion of the Notes exceeds the period described in Section 3(b) of the Registration Rights Agreement (generally up to 45 consecutive days in any 90-day period, which may under some circumstances by extended to 60 days, but is limited to 90 days in the aggregate in any 12-month period).

        Liquidated Damages, if any, are included in the Repurchase Price and payable to Holders that validly tender and do not properly withdraw their Notes at or prior to the Expiration Time. We do not believe any Liquidated Damages have accrued, and we do not expect any Liquidated Damages to be payable in connection with the Offer.

        Conversion Rights.    Upon the happening of certain events, the Holder of a Note may convert the Note into a combination of cash and our common stock equal to the Conversion Value (as defined below). If a Holder validly elects to tender Notes in the Offer, the Holder may not convert those Notes unless the Holder properly withdraws the tender of the Notes in accordance with this Offer to Purchase and the Letter of Transmittal at or prior to the Expiration Time, or unless we default in the payment of the Repurchase Price pursuant to the Offer.

        Each of the events generally described below give rise to the conversion rights under the Indenture:

  •
  if the closing sale price per share of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of any calendar quarter (appropriately adjusted to take into account the occurrence, during the 30 consecutive trading day period, of any event requiring adjustment of the Conversion Price (described below) under the Indenture) is more than 110% of the Conversion Price on such 30th trading day, Holders may tender their notes for conversion during the subsequent calendar quarter;

  •
  if the Note has been called for redemption by us pursuant to Section 3.01 of the Indenture and the redemption has not yet occurred, so long as the Holder surrenders the Note for conversion prior to the close of business on the day that is two business days prior to the applicable redemption date;

  •
  if the conversion of the Note occurs during the five trading day period immediately after a period of five consecutive trading days in which the trading price of the Notes for each trading day in such period was less than 95% of the product of the closing sale price per share of our common stock on such trading day multiplied by the Conversion Rate on such trading day (but if, on the date of the conversion, the closing sale price per share of our common stock is greater than the Conversion Price but less than 110% of the Conversion Price, then the Conversion Value a Holder of Notes will be entitled to receive will be equal to the principal amount of the Notes held by the Holder plus accrued and unpaid interest (and Liquidated Damages, if any) as of the Conversion Date (as defined in the Indenture));

  •
  (A) a distribution to all holders of our common stock of rights, warrants or options entitling them (for a period commencing no earlier than the date of distribution and expiring not more than 60 days after the date of distribution) to subscribe for or purchase, shares of our common stock at a price less than the closing sale price per share of our common stock on the trading day immediately preceding the declaration date of the distribution or (B) a distribution to all holders of our common stock of evidences of our indebtedness, rights or warrants to purchase or subscribe for capital stock or other securities issued by us, cash or assets, which distribution has an aggregate value that exceeds 10% of the our Enterprise Value (as defined in the Indenture) on the trading day immediately preceding the declaration date of the distribution (but the Holder will have no right to convert any Notes in the circumstances described in (A) and (B) above if the Holder of the Notes otherwise participates in the distribution on an as-converted basis solely into our common stock at the then applicable Conversion Price without conversion of the Holder's Notes); and

  •
  if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction pursuant to which our common stock is subject to conversion into shares of stock (other than our common stock), other securities or property (including cash) subject to Section 10.11 of the Indenture, and the conversion of the Note occurs at any time from and after the effective date of the transaction until and including the date that is 30 days after the effective date of the transaction.

        The First Merger gave rise to the conversion rights described in the last bullet above. The conversion rights arising from the occurrence of the First Merger will expire on July 7, 2005, the date that is 30 days after the effective date of the First Merger. Other events may have occurred, or may occur in the future, that give rise to the conversion rights described in the above bullets.

        Conversion Value.    Holders tendering Notes for conversion are entitled to receive upon conversion cash and shares of our common stock, with a value equal to the Conversion Value. The "Conversion Value" generally is defined in the Indenture as the product of (i) the aggregate principal amount of Note to be converted divided by 1,000, multiplied by the Conversion Rate, and (ii) the average of the closing sale price per share of our common stock for the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day following the day the Notes are tendered for conversion (which is referred to in the Indenture as the "Ten Day Average Closing Stock Price").

        In general, we are required to deliver the Conversion Value in cash equal to the lesser of the Conversion Value and the principal amount of the Notes converted, and, if the Conversion Value exceeds the principal amount of the Notes converted, the remainder in our common stock, with the number of shares of our common stock determined by dividing the remaining portion of the Conversion Value by the Ten Day Average Closing Stock Price. Holders will not receive a fractional share upon conversion, but will instead receive cash in lieu of fractional shares based on the Ten Day Average Closing Stock Price.

        Adjustment of Conversion Rate and Conversion Price.    The Conversion Value is dependent upon the Conversion Rate and the Ten Day Average Closing Stock Price determined after a Holder tenders its Notes for conversion. Pursuant to the Second Supplemental Indenture, the "Conversion Rate" was adjusted as follows: $1,000 ÷ $12.03 (Conversion Price prior to adjustment) = 83.1255 (Conversion Rate prior to adjustment) × 0.415 (conversion rate of the common stock of Magnum Hunter into our common stock in the First Merger) = 34.4971 (adjusted Conversion Rate). As a result of the adjustment in the Conversion Rate, the "Conversion Price" was adjusted as follows: $1,000 ÷ 34.4971 (adjusted Conversion Rate) = $28.99 (adjusted Conversion Price). The adjusted Conversion Rate of 34.4971 and the adjusted Conversion Price of $28.99 are subject to further adjustment as provided in the Indenture.

        To illustrate the application of the foregoing, the chart below sets forth the amount of cash and the number of shares of our common stock a Holder would receive upon conversion of $1,000 aggregate principal amount of Notes, assuming the current Conversion Rate of 34.4971, and based upon different assumptions regarding the Ten Day Average Closing Stock Price of our common stock:

	Conversion Value
Ten Day Average Closing Stock Price	Cash Payment	Shares of Cimarex Common Stock*
$30.00	$1,000.00	1.16
$35.00	$1,000.00	5.93
$40.00	$1,000.00	9.50
$45.00	$1,000.00	12.27

*
Note that the Holders will not receive fractional shares, but will instead receive cash in lieu of fractional shares based on the Ten Day Average Closing Stock Price.

        On June 30, 2005, the high and low sale prices per share for our common stock as reported on The New York Stock Exchange were $39.48 and $38.79, respectively.

        BASED ON THE CURRENT CONVERSION RATE OF 34.4971 SHARES OF OUR COMMON STOCK PER $1,000 PRINCIPAL AMOUNT OF NOTES AND THE AVERAGE CLOSING SALE PRICE OF OUR COMMON STOCK ON THE NYSE COMPOSITE TAPE FOR THE TEN CONSECUTIVE TRADING DAYS ENDING ON JUNE 30, 2005 OF $39.33, A HOLDER THAT TENDERED ITS NOTES FOR CONVERSION ON JUNE 15, 2005 WOULD HAVE BEEN ENTITLED TO ASSUMED CONVERSION CONSIDERATION FOR EACH $1,000 PRINCIPAL AMOUNT OF

SUCH NOTES OF $1,000 CASH AND 9 SHARES OF OUR COMMON STOCK (WITH ADDITIONAL CASH PAID TO THE HOLDER INSTEAD OF OUR ISSUING A FRACTIONAL SHARE OF OUR COMMON STOCK TO THE HOLDER). BASED ON THE CLOSING STOCK PRICE OF OUR COMMON STOCK ON THE NYSE COMPOSITE TAPE FOR JUNE 30, 2005 OF $38.91, AT THE TIME OF CONVERSION THE ASSUMED CONVERSION VALUE OF SUCH ASSUMED CONVERSION CONSIDERATION ON JUNE 30, 2005 WOULD HAVE BEEN APPROXIMATELY $1,353.07 FOR EACH $1,000 PRINCIPAL AMOUNT OF NOTES TENDERED FOR CONVERSION.

        THE REPURCHASE PRICE THAT WE ARE OFFERING PER $1,000 PRINCIPAL AMOUNT OF NOTES IN THE OFFER (IN ACCORDANCE WITH THE TERMS OF THE NOTES AND THE INDENTURE) IS CURRENTLY LESS THAN THE ASSUMED CONVERSION VALUE. THE ACTUAL AMOUNT OF CASH AND THE ACTUAL NUMBER OF SHARES OF OUR COMMON STOCK THAT A PARTICULAR HOLDER IS ENTITLED TO RECEIVE PURSUANT TO THE INDENTURE AND THE NOTES UPON CONVERSION OF SUCH NOTES VARIES BASED UPON THE AVERAGE CLOSING STOCK PRICE FOR OUR COMMON STOCK FOR THE TEN CONSECUTIVE TRADING DAYS BEGINNING ON THE SECOND TRADING DAY FOLLOWING THE DAY THE NOTES ARE TENDERED FOR CONVERSION. THERE CAN BE NO ASSURANCE AS TO THE PRICE AT WHICH OUR COMMON STOCK MAY NOW OR IN THE FUTURE TRADE OR BE SOLD, AND NO ASSURANCE AS TO WHETHER A HOLDER WILL RECEIVE AN AMOUNT GREATER THAN, LESS THAN, OR EQUAL TO THE ASSUMED CONVERSION VALUE UPON CONVERSION OF ITS NOTES. HOLDERS OF NOTES ARE URGED TO CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE ACCEPTING THE OFFER.

        Procedures for Conversion.    The Trustee is the Registrar, the Paying Agent and the Conversion Agent for the purpose of converting the Notes, and its address for such purpose is c/o DB Services Tennessee, Inc., 648 Grassmere Park Road, Nashville, TN 37211, Attn: Reorganization Unit. To exercise a conversion right with respect to a Note, the Holder must satisfy the requirements of Article 10 of the Indenture and paragraph 8 of the Notes, and:

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  complete and manually sign the irrevocable conversion notice on the back of the Note and deliver the notice to the Conversion Agent;

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  surrender the Note to the Conversion Agent;

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  furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent;

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  pay any transfer or other tax, if required by Section 10.03 of the Indenture; and

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  if the Note is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the applicable rules and procedures of the Depositary.

        Limited Trading Market.    The Notes are not listed on any national or regional securities exchange. The Notes are eligible for trading on The Portal Market, a subsidiary of the Nasdaq Stock Market, Inc., which permits the offer and sale of the Notes only among "qualified institutional buyers" as defined in Rule 144A of the Securities Act of 1933, as amended. There is no existing public trading market for the Notes, and no reliable pricing information for the Notes is available. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to current information regarding the market price of the Notes. To the extent that Notes are tendered and accepted in the Offer, such Notes will cease to be outstanding and will be promptly delivered to the Trustee for cancellation. As a result, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading, which the financial services industry refers to as a smaller "float," may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Notes not purchased in the Offer may be adversely affected if the amount of Notes purchased in the Offer reduces the float of the Notes. The reduced float may also tend to make the trading price more volatile. Moreover, there can be no assurance that any trading market will exist for the Notes following the Offer. The extent of the public market for the Notes, if any, following consummation of the Offer will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors.

        Subsequent Repurchase of Notes; Discharge.    Whether or not the Offer is consummated, we and our affiliates may from time to time acquire Notes, other than pursuant to the Offer, through redemptions, open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, subject to the terms of the Indenture and the Notes and applicable law, upon such terms and at such prices as we or such affiliates may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Nothing contained in the Offer will prevent us from exercising our rights under the Indenture to redeem the Notes or to defease or satisfy and discharge our obligations with respect to the Notes by depositing cash or securities with the Trustee in accordance with the terms of the Indenture. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we or our affiliates will pursue.

        Tax Matters.    See "Certain U.S. Federal Income Tax Consequences" for a discussion of certain U.S. Federal income tax consequences of the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will, promptly, but in any event within three business days after the Expiration Time, purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not properly withdrawn) pursuant to the Offer. Such payment will be made by the deposit, pursuant to the Indenture, of immediately available funds with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from us and transmitting such payment to tendering Holders. Under no circumstances will interest on the Repurchase Price be paid by us by reason of any delay on behalf of the Depositary in making such payment. We expressly reserve the right, in our sole discretion and subject to the terms of the Indenture and the Notes and Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of or payment for the Notes in order to comply, in whole or in part, with any applicable law.

        In all cases, payment by the Depositary to Holders of the Repurchase Price for Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Notes (with the form on the reverse side of such Notes entitled "Option to Elect Repurchase Upon a Change in Control" properly completed, and with such Notes duly endorsed for transfer) or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth under "Procedures for Tendering Notes," (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or a properly transmitted Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal, as applicable.

        If less than all of the principal amount of Notes held by a Holder is tendered by such Holder pursuant to the Offer, after the Expiration Time, we will issue, and the Trustee will authenticate and deliver to the Holder, at no expense to the Holder, new Notes of authorized denominations in a principal amount equal to the portion of the Notes not tendered. With respect to the Notes held by DTC as the Holder of record (which Notes are held in the form of a global security), DTC will submit the global security to the Trustee if any Holders tender their Notes pursuant to the Offer and we will issue and the Trustee will authenticate a new global security to DTC for the untendered portion of the global security.

        For purposes of the Offer, validly tendered Notes (or defectively tendered Notes for which we have waived such defect) will be deemed to have been accepted for payment by us if, as and when we give oral or written notice of acceptance for payment to the Depositary.

        We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase any Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering Holders to receive the Repurchase Price pursuant to the Offer.

        It is a condition precedent to our obligation to purchase Notes pursuant to the Offer that the condition to the Offer described in "Condition to the Offer" shall have been satisfied. In the event that at the Expiration Time, or at any time after the Expiration Time and prior to the payment of the Repurchase Price, an Event of Default (as defined in the Indenture), other than a default in the payment of the Repurchase Price, is continuing, and notwithstanding any acceptance of such Notes for payment, all Notes that have been tendered into the Offer shall be deemed to have been properly withdrawn, and such Notes will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered), unless otherwise requested by the tendering Holder under "Special Delivery Instructions" in the Letter of Transmittal.

PROCEDURES FOR TENDERING NOTES

        Tender of Notes.    The tender by a Holder of Notes (and subsequent acceptance of such tender by us) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and the us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. The procedures by which Notes may be tendered by beneficial owners who are not registered Holders will depend upon the manner in which the Notes are held.

        Tender of Notes Held in Physical Form.    To effectively tender Notes held in physical form, a properly completed Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time. In addition, certificates representing such Notes, with the form on the reverse side of such Notes entitled "Option to Elect Repurchase Upon a Change in Control" properly completed, and with such Notes duly endorsed for transfer, must be received by the Depositary at such address at or prior to the Expiration Time. A tender of Notes may also be effected through the deposit of Notes with DTC and making book-entry delivery as described below. Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to us or the Trustee.

        If the Notes are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to tender the Notes pursuant to the Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the Notes, with the signature(s) on the Notes or instrument(s) of transfer guaranteed as provided below.

        Tender of Notes Held Through a Custodian.    Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact the registered Holder promptly and instruct such Holder to tender Notes on such beneficial owner's behalf. An instruction letter is enclosed in the materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes. Any beneficial owner of Notes held through DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which that beneficial owner's Notes are held in DTC to tender on that beneficial owner's behalf. If such beneficial owner wishes to tender such Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, with the form on the reverse side of such Notes entitled "Option to Purchase Upon a Change in Control" properly completed, and with such Notes duly endorsed for transfer, either make appropriate arrangement to register ownership of the Notes in such beneficial owner's name (if permitted) or otherwise follow the procedures described in the immediately preceding paragraph. The transfer of record ownership (if permitted) may take considerable time.

        Tender of Notes Held Through DTC.    To effectively tender Notes that are held through DTC, DTC participants should, instead of physically completing and signing the Letter of Transmittal, electronically transmit their acceptance through ATOP (and thereby tender Notes), for which the transaction will be eligible. Upon receipt of such Holder's acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent's Message (defined below) to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth herein and in the Letter of Transmittal.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from the participant in DTC described in that Agent's Message, stating the principal amount of Notes that have been tendered by such participant under the Offer and that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant.

        Book-Entry Delivery Procedures.    The Depositary will establish one or more accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's ATOP. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, an Agent's Message in connection with a book-entry transfer and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Offer at or prior to the Expiration Time in connection with the tender of such Notes. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC does not constitute delivery to the Depositary.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a "Medallion Signature Guarantor"), unless the Notes tendered are tendered and delivered (i) by a registered Holder (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 4 of the Letter of Transmittal. If Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered Holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 4 and 5 of the Letter of Transmittal.

        Mutilated, Lost, Stolen or Destroyed Certificates.    If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Information Agent to receive information about the procedures for obtaining replacement certificates for Notes.

        Backup Withholding and FIRPTA Withholding.    Under United States federal income tax laws, the Depositary may be required to withhold on payments made to certain Holders who tender Notes in the Offer. See "Certain U.S. Federal Income Tax Consequences."

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by us in our sole discretion (which determination shall be final and binding). We expressly reserve the absolute right, in our sole discretion, subject to applicable law, to reject any or all tenders of any Notes determined by us not to be in proper form or, if the acceptance for payment of, or payment for, such Notes may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, subject to applicable law, to waive any defect or irregularity in any tender of Notes by any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding. None of us, the Trustee, the Depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Notes, the tendering Holder will be entitled to the Repurchase Price.

        No Guaranteed Delivery.    We are not providing guaranteed delivery procedures in connection with the Offer under the terms of this Offer to Purchase or any of the other Offer materials provided with this Offer to Purchase. Holders must timely tender their Notes in accordance with the procedures set forth in this Offer to Purchase and in the Letter of Transmittal.

        The method of delivery of Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering the Notes and delivering the Letters of Transmittal and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Time, as applicable, to permit delivery to the Depositary prior to that time.

        Unless the Notes being tendered are deposited with the Depositary at or prior to the Expiration Time (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), we may, at our option, treat such tender as defective for purposes of the right to receive the Repurchase Price. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

        LETTERS OF TRANSMITTAL AND NOTES SHOULD BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO US OR THE TRUSTEE.

WITHDRAWAL OF TENDERS

        Notes tendered at or prior to the Expiration Time may be withdrawn at any time at or prior to the Expiration Time, but not thereafter. For a withdrawal of Notes tendered at or prior to the Expiration Time to be effective, a telegram, telex, facsimile transmission or letter notice of withdrawal or revocation (or an electronic ATOP transmission notice of withdrawal or revocation in the case of DTC participants) must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes, (iii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount of such Notes to be withdrawn, (iv) state the principal amount, if any, of such Notes which is not being withdrawn from the Offer pursuant to such notice, and (v) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder.

        If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. If Notes have been delivered under the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account of the appropriate book-entry transfer facility to be credited with the withdrawn Notes and must otherwise comply with that book-entry transfer facility's procedures. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

        Any permitted withdrawal of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer; provided, however, that validly withdrawn Notes may be re-tendered by a Holder by again following one of the appropriate procedures described herein at any time at or prior to the Expiration Time.

        All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal of Notes will be determined by us, in our sole discretion (which determination shall be final and binding). None of us, the Trustee, the Depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

CONDITION TO THE OFFER

        Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) our rights to extend or amend the Offer, we shall not accept for payment, purchase or pay for, and may delay the acceptance for payment of, or payment for, any tendered Notes, and may terminate the Offer, in each case subject to Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, if at the Expiration Time, or at any time after the Expiration Time and prior to the payment of the Repurchase Price, an Event of Default (as such term is defined in the Indenture), other than a default in the payment of the Repurchase Price, is continuing (the "Condition"). The Condition is required by the terms of the Indenture.

        In addition to the foregoing, if permitted by the Indenture and the Notes and applicable law, we reserve the right to extend or terminate the Offer or to amend the terms of the Offer in any respect. We will give Holders notice of such amendments as may be required by applicable law.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a general summary of certain United States federal income tax consequences that are expected to be material to U.S. Holders and Non-U.S. Holders (as such terms are defined below) that (i) retain Notes subject to the terms of the Indenture or (ii) tender Notes pursuant to the Offer. This summary is based upon the provisions of the Internal Revenue Code of

1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, and administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps with retroactive effect, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made in the following summary, and there can be no assurance the IRS will not challenge such statements or that a court would not sustain such a challenge.

        This summary assumes the Notes are held by Holders as capital assets within the meaning of Section 1221 of the Code. This summary also assumes that no Liquidated Damages have accrued with respect to the Notes and that no Liquidated Damages will become payable in connection with the Offer. See "Certain Significant Considerations—Liquidated Damages." This summary does not address tax consequences arising under the laws of any foreign, state, or local jurisdiction. In addition, this summary does not address all tax consequences that may be applicable to a Holder's particular circumstances or to a Holder that may be subject to special tax rules, including, without limitation, a Holder that is:

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  subject to the alternative minimum tax;

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  a bank, insurance company, or other financial institution;

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  a tax-exempt organization;

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  a dealer in securities or commodities;

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  a partnership (or other flow-through entity for U.S. federal income tax purposes);

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  a trader in securities that elects to use a mark-to-market method of accounting;

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  a person that maintains a "functional currency" other than the U.S. dollar;

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  a person that holds Notes as a position in a hedging transaction, "straddle," "conversion transaction," or other risk reduction or integrated investment transaction;

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  a person that is deemed to sell the Notes under the constructive sale provisions of the Code;

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  an expatriate or former long-term resident of the U.S.;

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  a Non-U.S. Holder that holds its Notes in connection with a trade or business conducted in the U.S. or in connection with an office or fixed place of business located in the U.S.;

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  a person that is a nonresident alien individual and that is present in the U.S. in the taxable year; or

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  a person that is affected by the provisions of an income tax treaty to which the U.S. is a party.

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Notes that for U.S. federal income tax purposes is:

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  an individual citizen or resident of the United States;

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  a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, (i) the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person.

        For purposes of this summary, the term "Non-U.S. Holder" means a beneficial owner of Notes that is not treated as a partnership (or as a partner in a partnership) for U.S. federal income tax purposes, and that is not a U.S. Holder. The U.S. federal income tax treatment of a partnership and its partners depends on a variety of factors, including the activities of the partnership and the partners. A Holder that is a partnership or a partner in a partnership should consult its own tax advisor concerning the U.S. federal income tax consequences of the Offer.

        This summary does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, this summary does not address any non-income tax or any state, local, or foreign tax consequences that may arise in connection with the Offer. Tax matters are very complicated, and the tax consequences relevant to a specific Holder in connection with the Offer will depend upon the facts of that Holder's particular situation. Accordingly, each Holder is urged to consult with a tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences that may be relevant to that Holder's particular situation.

Indenture Modifications—Potential Deemed Exchange In Connection With First Merger and Second Merger

        In General.    Under applicable Treasury Regulations (the "Debt Modification Regulations"), a "modification" of a debt instrument will result in a deemed exchange ("Deemed Exchange") of old notes ("Old Notes") for new notes ("New Notes") upon which gain or loss may be recognized for U.S. federal income tax purposes if the modification is "significant." This rule will apply even if no actual exchange of debt instruments occurs. A "modification" generally includes any alteration of a legal right or obligation of the issuer or holder of a debt instrument. The determination as to whether a modification is "significant" depends upon whether the legal rights and obligations that are altered and the degree to which they are altered are economically significant. Certain modifications are subject to specific tests for significance under the Debt Modification Regulations and any modification not covered by a specific test is subject to a more general test for significance.

        For U.S. federal income tax purposes, we will treat the First Merger and the Second Merger as a single, integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code (the "Integrated Transaction"). As a result of the Integrated Transaction, the Notes were subjected to certain modifications (the "Indenture Modifications"). See "Certain Significant Considerations—The Indenture." Although there is no authority directly on point with respect to the particular combination of modifications made to the Original Indenture, we intend to take the position that no Deemed Exchange resulted from the Indenture Modifications. That position, however, is subject to uncertainty and could be challenged by the IRS.

        No Deemed Exchange or Deemed Exchange Considered Part of a Reorganization and Notes Considered Securities. If the Indenture Modifications are not treated as having resulted in a Deemed Exchange of the Notes, the holders of the Notes at the time of the Indenture Modifications would not have been required to recognize gain or loss for U.S. federal income tax purposes and their adjusted tax basis and holding period in the Notes would not have been affected by the Indenture Modifications.

        Furthermore, even if the Indenture Modifications are treated as having resulted in a Deemed Exchange of Old Notes for New Notes: (i) the Deemed Exchange should be considered to have occurred "in pursuance of a plan of reorganization" that includes the Integrated Transaction and (ii) the Old Notes and New Notes should each qualify as "securities" within the meaning of Section 354 of the Code. As a result, even if a Deemed Exchange is considered to have occurred, holders of the Notes at the time of the Deemed Exchange generally should not have been required to recognize gain or loss for U.S. federal income tax purposes and should have the same adjusted tax basis and holding period in the New Notes as previously held in the Old Notes.

        An exception to this nonrecognition treatment may apply with respect to certain Non-U.S. Holders of the Notes at the time of the Deemed Exchange that (x) then held or previously held a significant amount of Notes (generally, Notes with an aggregate fair market value at the time of their original acquisition, or at the time of additional subsequent acquisitions, of greater than 5% of the value of the outstanding shares of Magnum Hunter common stock at such time, or times, determined in accordance with Treasury Regulation Section 1.897-9T(b)), (y) do not satisfy the requirements for nonrecognition treatment under Treasury Regulation Section 1.897-6T, and (z) are not otherwise entitled to the benefits of an applicable income tax treaty with the U.S. that would permit such nonrecognition treatment. Such Holders are urged to consult with their tax advisors to discuss the potential application of provisions of the Code enacted as part of the Foreign Investment in Real Property Tax Act ("FIRPTA").

        Deemed Exchange Not Considered Part of a Reorganization or Notes Not Considered Securities. The results described immediately above are not entirely free from doubt such that if a Deemed Exchange is considered to have occurred and if the Deemed Exchange is not considered part of a reorganization or if the Notes are not considered securities, such holder generally would be required to recognize gain or loss for U.S. federal income tax purposes and would commence a new holding period with respect to the New Notes.

        The amount of such gain or loss would be equal to the difference between (i) the issue price of the New Notes and (ii) such holder's adjusted tax basis in the Old Notes. If neither the Old Notes nor the New Notes are "traded on an established market" (within the meaning of Treasury Regulation Section 1.1273-2(f)), the issue price of the New Notes generally would be their stated principal amount. If the New Notes are so traded, the issue price of the New Notes would be the fair market value of the New Notes on the date of their deemed issuance. If the Old Notes are so traded and the New Notes are not so traded, the issue price of the New Notes would be the fair market value of the Old Notes as of the date of the deemed issuance of the New Notes.

        Subject to the market discount rules described below under "Tendering U.S. Holders—In General," any gain or loss so recognized by a U.S. Holder in connection with a taxable Deemed Exchange generally would be capital gain or loss and would be long-term capital gain or loss if such U.S. Holder held the Old Notes for more than one year at the time of such Deemed Exchange. A reduced rate of tax on long-term capital gain may apply to such holders who are individuals or other non-corporate holders. The deductibility of capital losses by such holders is subject to limitations. Notwithstanding the foregoing, a Non-U.S. Holder of Notes at the time of a taxable Deemed Exchange generally would only have been subject to U.S. federal income tax on any recognized gain arising from such Deemed Exchange to the extent described below under "Tendering Non-U.S. Holders—In General" (including the potential application of the provisions of the Code enacted as part of FIRPTA).

        Potential for Original Issue Discount and Bond Premium.    In the event of a Deemed Exchange, the New Notes may be deemed to be issued with original issue discount if their stated redemption price at maturity exceeds their issue price, or, alternatively, may be deemed to be issued with bond premium (which may be amortizable to the extent provided in Section 171 of the Code) if the holder's adjusted tax basis in the New Notes exceeds the amount payable at maturity on the New Notes. Except where it falls under a statutory de minimis rule, any original issue discount would be required to be included in income by U.S. Holders on a constant-yield basis over the term of the New Notes in advance of cash payments attributable to such income regardless of such U.S. Holder's regular method of tax accounting. Payments in respect of any original issue discount received by a Non-U.S. Holder will generally be exempt from U.S. federal income and withholding taxes to the extent described below in connection with the discussion of accrued interest under "Tendering Non-U.S. Holders—In General."

Non-Tendering Holders

        In General.    Subject to the preceding discussion under "Indenture Modifications—Potential Deemed Exchange In Connection With First Merger and Second Merger" a Holder that does not tender Notes pursuant to the Offer generally will not recognize gain or loss for U.S. federal income tax purposes and will maintain the same adjusted tax basis and holding period in the Notes.

        Future Conversions of Notes.    As described in the confidential offering memorandum circulated in connection with the issuance of the Notes and dated December 11, 2003 (under the headings "United States Federal Income Tax Consequences—U.S. Holders—Conversion of the Notes" and "United States Federal Income Tax Consequences—Non-U.S. Holders—Conversion of the Notes"), U.S. Holders and Non-U.S. Holders may be subject to taxation upon the conversion of a Note. Non-tendering Holders are urged to consult their tax advisors to discuss the potential tax consequences associated with retaining a Note and the future conversion of a Note including, in the case of a non-tendering Non-U.S. Holder, the potential application of the provisions of the Code enacted as part of FIRPTA.

Tendering U.S. Holders

        In General. A sale of Notes by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling Notes pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued but unpaid interest, as discussed below) and the U.S. Holder's adjusted tax basis in the Notes sold at the time of sale. Subject to the discussion under "Indenture Modifications—Potential Deemed Exchange In Connection With First Merger and Second Merger" (i) a U.S. Holder's adjusted tax basis in Notes generally will equal the cost of the Notes to such U.S. Holder (increased by the amount of any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any amortizable bond premium previously taken into account by the U.S. Holder with respect to the Notes) and (ii) any such gain or loss will be long-term capital gain or loss if the U.S. Holder held the Notes for longer than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

        Any cash received attributable to accrued but unpaid interest that has not yet been included in a U.S. Holder's income will be taxable as ordinary income and not included in the amount realized for determining capital gain or loss, as described above, regardless of whether the U.S. Holder otherwise recognizes an overall loss in connection with a sale pursuant to the Offer.

        An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased Notes at a "market discount." Subject to a statutory de minimis exception, Notes have market discount if they were purchased after their original issuance at an amount less than their adjusted issue price. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain recognized by a U.S. Holder on the sale of Notes having market discount (in excess of a de minimis amount) will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) but has not yet been taken into income while such Notes were held by the U.S. Holder. Any gain in excess of such accrued market discount will be subject to the capital gains rules described above.

        Information Reporting and Backup Withholding.    Sales of the Notes by U.S. Holders pursuant to the Offer will be subject to certain information reporting requirements. In addition, a U.S. Holder who fails to complete a substitute Form W-9 (that is being provided with each Letter of Transmittal) may be subject to backup withholding at the applicable rate of 28% with respect to the receipt of consideration received pursuant to the Offer unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) otherwise provides a correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder's tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

        We generally will provide information statements to tendering U.S. Holders and to the IRS reporting the payment of the Repurchase Price (except with respect to U.S. Holders that may be exempt from the information reporting rules).

Tendering Non-U.S. Holders

        In General. A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain (if any) recognized on a sale of the Notes (other than amounts received attributable to accrued interest, as discussed below) pursuant to the Offer unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the U.S.; or

  •
  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, and certain other conditions are met.

        A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder was a U.S. Holder, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the Holder is not considered a resident of the U.S.

        The gross amount of cash received by a Non-U.S. Holder upon consummation of the Offer that is attributable to accrued interest generally will not be subject to U.S. federal withholding tax, provided that:

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

  •
  the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

  •
  we have received, or the Depositary has received, appropriate documentation (generally, an IRS Form W-8 BEN or applicable substitute form) establishing that the Non-U.S. Holder is not a U.S. person.

        A Non-U.S. Holder that does not qualify for an exemption from withholding tax on accrued interest under this paragraph will generally be subject to withholding of U.S. federal income tax at a 30% rate on payments attributable to accrued interest unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty and provides a properly executed W-8 BEN. If accrued interest paid to a Non-U.S. Holder is effectively connected with the conduct by that Non-U.S. Holder of a U.S. trade or business, then, although exempt from U.S. withholding tax if the Non-U.S. Holder provides the appropriate documentation (generally, an IRS Form W-8 ECI or applicable substitute from), the Non-U.S. Holder will generally be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S.

Holder. In addition, if the Non-U.S. Holder is a foreign corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

        FIRPTA Tax and FIRPTA Withholding.    As described in the confidential offering memorandum circulated in connection with the issuance of the Notes and dated December 11, 2003 (under the heading "United States Federal Income Tax Consequences—Non-U.S. Holders—Foreign Investment in Real Property Tax Act"), Non-U.S. Holders that sell or otherwise dispose of their Notes may be subject to U.S. federal income tax and withholding pursuant to provisions of the Code enacted as part of FIRPTA (the "FIRPTA Tax" and "FIRPTA Withholding" respectively).

        In general, the FIRPTA Tax and FIRPTA Withholding are expected to apply only to tendering Non-U.S. Holders that hold or have held a significant amount of Notes (generally, Notes with an aggregate fair market value at the time of their original acquisition, or at the time of additional subsequent acquisitions, of greater than 5% of the value of the outstanding shares of Magnum Hunter common stock at such time, or times, determined in accordance with Treasury Regulation Section 1.897-9T(b)). Tendering Non-U.S. Holders are urged to consult with their tax advisors to discuss the potential application of the FIRPTA Tax and FIRPTA Withholding.

        Each tendering Non-U.S. Holder will be required to provide the Depositary with a completed Foreign Holder Ownership Affidavit that is being provided with the Letter of Transmittal. If we receive a properly completed affidavit and the affidavit indicates that the tendering Non-U.S. Holder does not hold and has never held Notes with an aggregate fair market value that exceeds or exceeded $25 million (such fair market value being determined both as of the time at which the Notes were originally acquired and, if applicable, as of the time of any additional subsequent acquisitions), and if we do not have reason to believe that such affidavit is inaccurate (based on the face of the affidavit and other facts that are readily ascertainable by us), no amounts will be withheld by the Depositary in respect of FIRPTA Withholding; otherwise, we will withhold 10% of the gross consideration paid to such Non-U.S. Holder pursuant to the Offer in order to satisfy our potential FIRPTA Withholding obligations. We will report and pay over any withheld amounts to the IRS in accordance with Treasury Regulation Section 1.1445-1(c), including the filing of an IRS Form 8288 and 8288-A. Pursuant to Treasury Regulation Section 1.1445-1(f), the satisfaction of our FIRPTA Withholding obligations will not relieve a tendering Non-U.S. Holder of its obligation to file a U.S. tax return and to pay any remaining amounts owed in respect of the FIRPTA Tax. In general, if the FIRPTA Tax applies to a tendering Non-U.S. Holder, any gain or loss realized by such Non-U.S. Holder would be subject to U.S. federal income tax as either ordinary income or capital gain that is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the U.S.

        Any amounts withheld by us to satisfy its potential FIRPTA Withholding obligations generally will be credited against any remaining tax liabilities of the tendering Non-U.S. Holder and, in order to claim such credit, a stamped copy of IRS Form 8288-A (which the IRS generally must provide to such Non-U.S. Holder upon its receipt from us) should be attached to a tendering Non-U.S. Holder's U.S. tax return pursuant to Treasury Regulation Section 1.1445-1(f)(2). If any withheld amounts exceed a tendering Non-U.S. Holder's maximum tax liability (as determined by the IRS), then such Non-U.S. Holder may seek a refund.

        Information Reporting and Backup Withholding.    Backup withholding will generally not apply to payments made by us or the Depositary, in such capacities, to a Non-U.S. Holder of a Note if the Non-U.S. Holder has provided the required documentation that it is not a U.S. Person.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a credit against the Holder's U.S. federal income tax liability, and such Non-U.S. Holder may claim a refund provided the required information is furnished timely to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances under current Treasury Regulations.

THE DEPOSITARY AND THE INFORMATION AGENT

        Deutsche Bank Trust Company Americas is the Depositary and the Information Agent for the Offer. Requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

        Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. Any Holder or beneficial owner that has questions concerning the procedures for tendering Notes or whose Notes have been mutilated, lost, stolen or destroyed should contact the Information Agent at the address and telephone number appearing on the back cover of this Offer to Purchase.

        To the extent any matter Deutsche Bank Trust Company Americas has undertaken to complete in connection with the Offer is a matter that the Indenture requires be completed by the Trustee or the Paying Agent (as defined in the Indenture), Deutsche Bank Trust Company Americas is acting as Trustee or Paying Agent, as applicable, in completing that matter.

        Neither the Depositary, the Information Agent nor the Trustee assumes any responsibility for the accuracy or completeness of the information concerning the Offer, us or Magnum Hunter contained in this document or related documents or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

FEES AND EXPENSES

        We will pay the Depositary and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. We will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related materials to the beneficial owners of the Notes. We expect that such aggregate fees and expenses will not exceed $15,000.

SOURCE AND AMOUNT OF FUNDS

        If all outstanding Notes are tendered and purchased, the aggregate amount of funds required to pay the Repurchase Price and the fees and expenses related to the Offer would be approximately $125.7 million. The Offer is not subject to any financing condition. We intend to obtain the funds required to pay the Repurchase Price and the fees and expenses related to the Offer from cash on hand, amounts available under existing credit facilities or both.

CUSIP NUMBER

        The CUSIP number for the Notes is 55972FAE4. The CUSIP number has been assigned by Standard & Poor's Corporation and is included solely for the convenience of Holders of the Notes. Neither us, the Trustee, the Depositary nor the Information Agent shall be responsible for the selection or use of the CUSIP number, and no representation is made as to its correctness on the Notes or as indicated in this Offer to Purchase or the Letter of Transmittal or in any other document.

MISCELLANEOUS

        The Offer is being made to all Holders. We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the owners of Notes residing in such jurisdiction. No person has been authorized to give any information or make any representation on behalf of us not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        The statements contained herein are made as of the date hereof, and the delivery of this Offer to Purchase and the accompanying materials and the purchase of Notes pursuant to the Offer will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

CIMAREX ENERGY CO.

July 6, 2005

ANNEX A

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements attached hereto are excerpted from the Current Report on Form 8-K filed by the Company with the SEC on May 19, 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        Cimarex is providing the following unaudited pro forma condensed combined financial statements to present the results of operations and financial position of the combined company giving effect to the merger as though Cimarex's and Magnum Hunter's businesses had been combined at the dates indicated and for the periods shown.

        The pro forma adjustments are based upon available information and assumptions that each company's management believes are reasonable. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements. The companies may have performed differently had they always been combined. Stockholders should not rely on this information as being indicative of the results that would have been achieved had the companies always been combined or the future results of the combined company after the merger. The unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated financial statements of Cimarex and Magnum Hunter.

        The unaudited pro forma condensed combined financial statements were prepared based on the following assumptions:

  •
  At March 31, 2005, Cimarex issued an aggregate of approximately 39.5 million shares of Cimarex common stock (at an exchange ratio of 0.415 shares of Cimarex common stock for each share of Magnum Hunter common stock) for all the outstanding shares of common stock of Magnum Hunter (excluding 2,243,861 shares to be issued to wholly owned subsidiaries of Magnum Hunter), and assumed Magnum Hunter's debt.

  •
  The unaudited pro forma balance sheet has been prepared as if the merger occurred on March 31, 2005. The unaudited pro forma statements of operations have been prepared as if the merger occurred on January 1, 2004.

  •
  The merger was accounted for as a purchase of Magnum Hunter by Cimarex.

  •
  Any potential cost savings have not been reflected as an adjustment to the historical data. These cost savings, if any, would result from the consolidation of certain offices and the elimination of duplicate corporate and field-level staff and expenses. In addition, no change in the accounting treatment for outstanding derivatives, accounted for by Magnum Hunter as hedges, has been reflected in the pro forma financial statements.

  •
  Any potential buyback or conversion of Magnum Hunter's outstanding notes has not been reflected as an adjustment in the unaudited pro forma condensed combined financial statements. For a 10% increase above Cimarex's share price of $28.99, approximately 363,000 Cimarex shares could potentially be issued related to Magnum Hunter's $125 million floating rate convertible senior notes due 2023, if those notes were converted.

Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2005

	Cimarex	Magnum Hunter	Pro Forma Adjustments (Note 3)		Pro Forma Combined
	(Millions of Dollars)
Assets
Current assets	$232.6	$143.8	$(20.0	)(a)	$356.4
Property, plant and equipment—net	876.3	1,553.9	422.1	(a)	2,852.3
Other assets	6.5	9.1	—		15.6
Goodwill	45.0	56.5	694.4	(a)	795.9

Total Assets	$1,160.4	$1,763.3	$1,096.5		$4,020.2

Liabilities
Current liabilities	$134.6	$159.5	$48.8	(a)	$342.9
Long-term debt	—	546.4	83.2	(a)	629.6
Deferred income taxes	241.6	202.1	276.5	(a)	720.2
Other liabilities	38.6	55.7	—		94.3

Total Liabilities	414.8	963.7	408.5		1,787.0

Stockholders' Equity
Preferred stock	—	—	—		—
Common stock	.4	.2	.4	(a)	1.1
			.3	(b)
			(.2	)(c)
Additional paid-in-capital	252.0	726.5	1,487.2	(a)	1,768.7
			29.5	(b)
			(726.5	)(c)
Retained earnings	503.4	141.7	(141.7	)(c)	503.4
Accumulated other comprehensive income (loss)	.1	(37.5)	37.5	(c)	.1
Shares of common stock to be held by subsidiary	—	—	(29.8	)(b)	(29.8)
Other	(10.3)	(31.3)	31.3	(c)	(10.3)

Total Stockholders' Equity	745.6	799.6	688.0		2,233.2

Total Liabilities and Stockholders' Equity	$1,160.4	$1,763.3	$1,096.5		$4,020.2

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2004

	Cimarex (Note 6)	Magnum Hunter (Note 6)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
	(Millions, except per share amounts)
Revenues
Oil and gas sales	$472.4	$443.4	$—		$915.8
Gas gathering, marketing and processing	195.8	41.9	—		237.7
Oil field services	—	8.4	—		8.4
Other	6.7	4.0	—		10.7

	674.9	497.7	—		1,172.6
Costs and Expenses
Depreciation, depletion, amortization and accretion	125.5	127.2	89.0	(d)	341.7
Production	37.5	78.3	—		115.8
Taxes other than income	37.8	26.4	—		64.2
Gas gathering, marketing and processing	203.3	29.1	—		232.4
Oil field services	—	5.0	—		5.0
General and administrative	24.4	22.1			46.5
Costs associated with early retirement of debt	—	12.2	—		12.2
Net financing costs	.1	38.1	(4.6	)(e)	33.6

Total Costs and Expenses	428.6	338.4	84.4		851.4

Income before income tax expense	246.3	159.3	(84.4)		321.2
Income tax expense	(92.7)	(55.7)	30.9	(f)	(117.5)

Net income	$153.6	$103.6	$(53.5)		$203.7

Net income per share:
Basic	$3.70	$1.35			$2.62
Diluted	$3.59	$1.31			$2.58
Weighted average shares outstanding:
Basic	41.5	77.0			77.8
Diluted	42.8	79.0			79.1

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2005

	Cimarex (Note 6)	Magnum Hunter (Note 6)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
	(Millions, except per share amounts)
Revenues
Oil and gas sales	$137.4	$134.9	$—		$272.3
Gas gathering, marketing and processing	53.7	10.6	—		64.3
Oil field services	—	1.7	—		1.7
Other	.6	2.2	—		2.8

	191.7	149.4	—		341.1
Costs and Expenses
Depreciation, depletion, amortization and accretion	38.5	38.3	16.0	(d)	92.8
Production	10.2	24.2	—		34.4
Taxes other than income	10.9	8.4	—		19.3
Gas gathering, marketing and processing	55.7	7.3	—		63.0
Oil field services	—	1.2	—		1.2
General and administrative	9.1	7.7			16.8
Net financing costs	(.5)	9.6	(1.5	)(e)	7.6

Total Costs and Expenses	123.9	96.7	14.5		235.1

Income before income tax expense	67.8	52.7	(14.5)		106.0
Income tax expense	(24.4)	(19.6)	5.3	(f)	(38.7)

Net income	$43.4	$33.1	$(9.2)		$67.3

Net income per share:
Basic	$1.04	$0.38			$0.83
Diluted	$1.00	$0.36			$0.81
Weighted average shares outstanding:
Basic	41.7	88.2			81.2
Diluted	43.2	92.6			82.7

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.    Basis of Presentation

        The accompanying unaudited pro forma balance sheet and statements of operations present the pro forma effects of the merger. The balance sheet is presented as though the merger occurred on March 31, 2005. The statements of operations are presented as though the merger occurred on January 1, 2004. Cimarex and Magnum Hunter both use the full cost method of accounting for their oil and gas producing activities.

2.    Method of Accounting for the Merger

        Cimarex will account for the merger using the purchase method of accounting for business combinations. Under that method of accounting, one of the combining companies—in this case, Cimarex—is deemed to be the acquirer for accounting purposes.

        The purchase method of accounting requires that Magnum Hunter's assets acquired and liabilities assumed by Cimarex be recorded at their estimated fair values. In the merger, Cimarex will issue 0.415 shares of Cimarex common stock for each outstanding share of Magnum Hunter common stock. On a pro forma basis, assuming that the merger had occurred on March 31, 2005, this would have resulted in Cimarex issuing approximately 39.5 million shares of its common stock to Magnum Hunter stockholders.

        The purchase price of Magnum Hunter's net assets will be based on the total value of the Cimarex common stock issued to the Magnum Hunter stockholders. For accounting purposes, the value of the Cimarex common stock issued is based on the weighted average price of Cimarex's common stock for a period beginning two days before and ending two days after the announcement of the merger. This average price equaled $37.66 per share.

3.    Pro Forma Adjustments Related to the Merger

        The unaudited pro forma balance sheet includes the following adjustments:

          (a)   This entry reflects the purchase price to be paid by Cimarex and adjusts the historical book values of Magnum Hunter's assets and liabilities as of March 31, 2005 to their estimated fair values, in accordance with purchase accounting. In addition, deferred income taxes are recognized for the difference between the revised carrying amounts of Magnum Hunter's assets and liabilities and their associated tax bases, excluding goodwill. The calculation of the total purchase price and the preliminary allocation of this price to assets and liabilities are shown below.

(In Millions)
Pro forma calculation and allocation of purchase price:
Shares of Cimarex common stock to be issued to Magnum Hunter stockholders	39.5
Average Cimarex stock price	$37.66

Fair value of common stock to be issued	$1,487.6
Plus: Estimated merger costs to be incurred	20.0

Total purchase price	1,507.6
Plus: Liabilities to be assumed by Cimarex:
Current liabilities	208.3
Fair value of long-term debt	629.6
Other non-current liabilities	55.7
Deferred income taxes	478.6

Total purchase price plus liabilities assumed	$2,879.8

Fair value of Magnum Hunter's Assets:
Current assets	$143.8
Proved oil and gas properties	1,594.0
Unproved oil and gas properties	301.0
Other property and equipment	81.0
Other non-current assets	65.6
Goodwill	694.4

Total fair value of Magnum Hunter's assets	$2,879.8

        The total purchase price includes the value of the Cimarex common stock to be issued to Magnum Hunter stockholders in the merger. The total purchase price plus liabilities assumed also includes:

  •
  $20.0 million of estimated merger costs. These costs include investment banking expenses, severance, legal and accounting fees, printing expenses and other merger-related costs. These costs have been recorded as additions to current liabilities in the unaudited pro forma balance sheet.

  •
  Estimated $37.3 million to be paid by Magnum Hunter to redeem its remaining stock options by paying a cash payment equal to the product of the total number of shares subject to the options (estimated at 4.91 million shares), times the excess, if any, of the closing price of Magnum Hunter common stock on the day before the closing date (assuming that amount is equal to the average Cimarex price of $37.66 used in the calculation of the purchase price of Magnum Hunter times the exchange ratio of 0.415, or $15.63) over the exercise price of the options (assuming a weighted average price of $8.04). Magnum Hunter also estimates that it will incur fees and expenses of approximately $11.5 million. These costs, as well as the cash paid to redeem the stock options, are being expensed as incurred by Magnum Hunter. There are no arrangements to have Cimarex reimburse any of Magnum Hunter's merger-related costs. These estimated costs have been accounted for as an increase to current liabilities in the unaudited pro forma balance sheet.

        The purchase price allocation is preliminary and is subject to change due to several factors, including: (i) changes in the fair values of Magnum Hunter's working capital, oil and gas properties, and other assets and liabilities up to the closing date of the merger; (ii) the actual merger costs incurred; (iii) the number of Magnum Hunter shares and stock options outstanding at the closing date of the merger; and (iv) changes in Cimarex's valuation estimates that may be made between now and the time the purchase price allocation is finalized. These changes will not be known until after the closing date of the merger and will impact future depletion expense. For purposes of these pro forma financial statements, fair values were assessed as of the announcement of the merger, and accordingly, subsequent adjustments in historical amounts are included in the amount allocated to goodwill.

          (b)   This entry reflects the issuance of Cimarex common stock for Magnum Hunter's 1996 Series A convertible preferred stock, which will be converted to Magnum Hunter common stock before the effective time of the merger, then canceled and exchanged in the merger for shares of Cimarex common stock.

          (c)   These adjustments eliminate the components of Magnum Hunter's historical stockholders' equity accounts.

        The unaudited pro forma statement of operations includes the following adjustments:

          (d)   This adjustment increases Magnum Hunter's historical depreciation, depletion and amortization expense associated with oil and gas properties based on the pro forma allocation of purchase price to oil and gas properties.

          (e)   This adjustment reduces interest expense for the effect of amortizing the excess of the estimated fair value of Magnum Hunter's long-term debt over the principal amount of the debt.

          (f)    This adjustment records the income tax impact of the depreciation, depletion and amortization expense and interest expense pro forma adjustments at an estimated effective income tax rate of 36.6%.

4.    Common Shares Outstanding

        Pro forma income from continuing operations per share for the three months ended March 31, 2005 and the year ended December 31, 2004 has been calculated based on the pro forma weighted average number of shares outstanding as follows (in millions):

	Three Months Ended March 31, 2005	Year Ended December 31, 2004
Basic:
Cimarex weighted average common shares outstanding	41.7	41.5
Magnum Hunter basic shares outstanding multiplied by the exchange ratio of 0.415	39.5	36.3

Pro forma weighted average Cimarex shares outstanding	81.2	77.8

Diluted:
Cimarex weighted average common shares outstanding	43.2	42.8
Magnum Hunter diluted shares outstanding multiplied by the exchange ratio of 0.415	39.5	36.3

Pro forma weighted average Cimarex shares outstanding	82.7	79.1

        The diluted shares outstanding at December 31, 2004 do not include 7.2 million Magnum Hunter warrants. During February and March 2005, approximately 6.8 million warrants were exercised at $15 per share for proceeds of approximately $102.3 million for the 6.8 million common shares issued. The remaining warrants that were not exercised expired on March 21, 2005. Of the proceeds received by

Magnum Hunter in connection with the February and March 2005 warrant exercises, approximately $100.0 million was used to repay outstanding borrowings under the Magnum Hunter credit facility and approximately $2.3 million was used for capital expenditures by Magnum Hunter. The pro forma balance sheet at March 31, 2005 gives effect to the exercise of the warrants and the repayment of outstanding indebtedness under the Magnum Hunter credit facility. The exercise of the 6.8 million warrants represents the primary difference in Magnum Hunter shares outstanding at December 31, 2004 of 36.3 million versus 39.5 million at March 31, 2005. If the additional shares attributable to the exercised warrants were considered, pro forma earnings per share for the year ended December 31, 2004 would be reduced by $0.10.

5.     Goodwill

        In July 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. As a result of these two pronouncements, goodwill recorded in connection with business combinations is no longer amortized but rather tested for impairment at least annually. Accordingly, the accompanying unaudited pro forma statement of operations includes no amortization of the goodwill to be recorded in the merger.

6.     Historical and Reclassified Statements of Operations

        Cimarex and Magnum Hunter present certain revenues, costs and operating expenses differently in their respective consolidated statements of operations. We have reclassified certain reported revenues, costs and operating expenses for both companies in the unaudited pro forma financial information.

        The historical and reclassified amounts of Cimarex for the year ended December 31, 2004 are presented in the following table.

	Historical Cimarex	Reclassifications	Reclassified Cimarex
	(Millions of dollars)
Revenues
Oil and gas sales	$—	$472.4	$472.4
Gas sales	366.3	(366.3)	—
Oil sales	106.1	(106.1)	—
Gas gathering, marketing and processing	—	195.8	195.8
Marketing sales	195.8	(195.8)	—
Other	6.7	—	6.7

	674.9	—	674.9

Costs and Expenses
Depreciation, depletion, amortization and accretion	—	125.5	125.5
Depreciation, depletion and amortization	124.3	(124.3)	—
Accretion expense	1.2	(1.2)	—
Production	37.5	—	37.5
Taxes other than income	37.8	—	37.8
Gas gathering, marketing and processing	—	203.3	203.3
Transportation	10.0	(10.0)	—
Marketing purchases	193.3	(193.3)	—
General and administrative	22.5	1.9	24.4
Stock compensation	1.9	(1.9)	—
Financing costs	—	.1	.1
Interest expense	1.1	(1.1)	—
Interest income	(1.0)	1.0	—

	428.6	—	428.6

Income before income tax	$246.3	$—	$246.3

        The historical and reclassified amounts of Cimarex for the three months ended March 31, 2005 are presented in the following table.

	Historical Cimarex	Reclassifications	Reclassified Cimarex
	(Millions of dollars)
Revenues
Oil and gas sales	$—	$137.4	$137.4
Gas sales	105.9	(105.9)	—
Oil sales	31.5	(31.5)	—
Gas gathering, marketing and processing	—	53.7	53.7
Marketing sales	53.7	(53.7)	—
Other	.6	—	.6

	191.7	—	191.7

Costs and Expenses
Depreciation, depletion, amortization and accretion	—	38.5	38.5
Depreciation, depletion and amortization	38.1	(38.1)	—
Accretion expense	.4	(.4)	—
Production	10.2	—	10.2
Taxes other than income	10.9	—	10.9
Gas gathering, marketing and processing	—	55.7	55.7
Transportation	2.5	(2.5)	—
Marketing purchases	53.2	(53.2)	—
General and administrative	7.9	1.2	9.1
Stock compensation	1.2	(1.2)	—
Financing costs	—	.5	(.5)
Interest expense	.2	(.2)	—
Interest income	(.7)	.7	—

	123.9	—	123.9

Income before income tax	$67.8	$—	$67.8

        The historical and reclassified amounts of Magnum Hunter for the year ended December 31, 2004 are presented in the following table.

	Historical Magnum Hunter	Reclassifications	Reclassified Magnum Hunter
	(Millions of dollars)
Operating Revenues
Oil and gas sales	$443.4	$—	$443.4
Gas gathering, marketing and processing	41.9	—	41.9
Oil field services	8.4	—	8.4
Other	—	4.0	4.0

Total Operating Revenues	493.7	4.0	497.7

Operating Costs and Expenses
Depreciation, depletion, amortization and accretion	127.2	—	127.2
Production	—	78.3	78.3
Oil and gas production lifting costs	61.0	(61.0)	—
Taxes other than income	—	26.4	26.4
Production taxes and other costs	43.7	(43.7)	—
Gas gathering, marketing and processing	29.1	—	29.1
Oil field services	5.0	—	5.0
General and administrative	22.1	—	22.1
Gain on sale of assets	(.3)	.3	—

Total Operating Costs and Expenses	287.8	.3	288.1

Operating Profit	205.9	3.7	209.6
Other income	2.6	(2.6)	—
Non-cash hedging adjustments	1.1	(1.1)	—
Costs associated with early retirement of debt	(12.2)	—	(12.2)
Financing costs	—	(38.1)	(38.1)
Interest expense	(38.1)	38.1	—

Income before income tax	$159.3	$—	$159.3

        The historical and reclassified amounts of Magnum Hunter for the three months ended March 31, 2005 are presented in the following table.

	Historical Magnum Hunter	Reclassifications	Reclassified Magnum Hunter
	(Millions of dollars)
Operating Revenues
Oil and gas sales	$134.9	$—	$134.9
Gas gathering, marketing and processing	10.6	—	10.6
Oil field services	1.7	—	1.7
Other	—	2.2	2.2

Total Operating Revenues	147.2	2.2	149.4

Operating Costs and Expenses
Depreciation, depletion, amortization and accretion	38.3	—	38.3
Production	—	24.2	24.2
Oil and gas production lifting costs	18.7	(18.7)	—
Taxes other than income	—	8.4	8.4
Production taxes and other costs	13.9	(13.9)	—
Gas gathering, marketing and processing	7.3	—	7.3
Oil field services	1.2	—	1.2
General and administrative	7.7	—	7.7
Gain on sale of assets	(1.9)	1.9	—

Total Operating Costs and Expenses	85.2	1.9	87.1

Operating Profit	62.0	.3	62.3
Other income	.4	(.4)	—
Non-cash hedging adjustments	(.1)	.1	—
Financing costs	—	(9.6)	(9.6)
Interest expense	(9.6)	9.6	—

Income before income tax	$52.7	$—	$52.7

7.     Cimarex Stock Incentive Plan

        The merger will constitute a "change of control event" under the Cimarex incentive plan because of the number of shares of Cimarex common stock that will be issued to Magnum Hunter stockholders in the merger. As a result, all participants in the plan, including executive officers and directors, would be entitled to acceleration of vesting of options and vesting and payment of restricted stock and restricted stock units and, in the case of directors, extension of the time to exercise options following termination of service as a director. Cimarex sought an agreement from all participants in the plan to waive acceleration of vesting and payment. As consideration for the waivers sought from its executive officers, Cimarex agreed to amend the unit and option agreements to provide that:

  (1)
  if the restricted stock units are not redeemable when they vest, Cimarex will pay a participant holding a unit a cash bonus equal to the amount of Social Security taxes payable grossed up for taxes payable on the bonus;

  (2)
  if a participant holding a unit terminates employment on account of death or disability, vesting will be accelerated; and

  (3)
  if a participant holding an option terminates employment on account of death or disability, vesting will be accelerated.

In consideration for the waivers sought from all other employee participants, Cimarex agreed to amend the unit and option agreements as described in the preceding sentence and, in addition, agreed to grant, upon the closing of the merger, an additional grant of restricted stock or restricted stock units equal to 25% of the original grant, which will vest and become payable on the third anniversary of the closing of the merger. Cimarex has sought waivers from its directors of acceleration of vesting and payment of restricted stock (or in some cases deferred compensation units), but elected not to seek waivers of acceleration of vesting of options held by directors. The unexercisable options held by directors will fully vest by their terms on October 1, 2005, and only two directors (Messrs. Helmerich and Rooney) will receive an extension of the exercise period as a result of the change of control event. At April 15, 2005, each of the eight non-employee directors held unvested options representing 3,333 shares of common stock, which had a value, if exercised, of approximately $76,000, or an aggregate of 26,664 shares with a value, if exercised, of approximately $0.6 million.

        Cimarex has obtained waivers from all of its current executive officers and directors. A former executive officer, Steven R. Shaw, declined to execute a waiver. Although no longer an executive officer, Mr. Shaw remains an employee of Cimarex. Upon the closing of the merger, Mr. Shaw's (i) unvested options representing 81,175 shares of common stock, which had a value, if exercised, at April 15, 2005, of $2.0 million, will vest; and (ii) 45,500 restricted stock units which had a value at April 15, 2005 of $1.6 million, will vest and become payable.

        With respect to the acceleration of vesting of options, holders who are not requested to or do not execute a waiver will have the right to exercise their options at and after closing until the option terminates in accordance with its terms. All restricted stock and restricted stock units held by those individuals will become payable at closing.

        Cimarex has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, as of January 1, 2005. For those holders who do not execute waivers, related unearned compensation reflected in Cimarex's stockholders' equity would become fully amortized at closing. At March 31, 2005, total unearned compensation was approximately $10.3 million. For those holders who execute waivers, the waiver agreements will be accounted for as a modification of the original awards, and Cimarex will record additional deferred compensation equal to the difference between the fair value of the original award and the fair value of the modified award. The incremental deferred compensation will be amortized over the remaining term of the awards. Cash bonuses resulting from Social Security taxes payable when the awards vest will be accrued as of the end of each reporting period after the closing of the merger, using the related period-end stock price. The additional 25% grant of units will be recorded at fair market value on the date of grant, as unearned compensation to be amortized over the vesting period of the award.

8.     Supplemental Pro Forma Information Related to Oil and Gas Producing Activities

        The following pro forma supplemental information relating to oil and gas operations is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69, Disclosures About Oil and Gas Producing Activities.

  Pro Forma Costs Incurred

        The following table reflects total expenditures, both capitalized and expensed, for crude oil and natural gas property acquisition, exploration and development activities for Cimarex, Magnum Hunter and the combined company on a pro forma basis for the year ended December 31, 2004.

	Cimarex	Magnum Hunter	Pro Forma Combined
	(Millions of dollars)
Property acquisition costs	$17.5	$317.5	$335.0	(1)
Exploration	57.6	52.7	110.3
Development	222.0	166.5	388.5

Total finding, development, and acquisition costs	297.1	536.7	833.8
Asset retirement costs	2.1	7.3	9.4

Total costs incurred	$299.2	$544.0	$843.2

(1)
Amounts include $298.3 million applicable to purchases of reserves in place.

  Pro Forma Oil and Natural Gas Reserves

        The following tables summarize changes in the estimated quantities of crude oil, condensate, natural gas liquids and natural gas proved reserves for Cimarex, Magnum Hunter and the combined company on a pro forma basis for the year ended December 31, 2004.

Oil (Millions of barrels)

	Cimarex	Magnum Hunter	Pro Forma Combined
Proved reserves as of December 31, 2003	14.14	57.40	71.54
Revisions of previous estimates	1.15	1.55	2.70
Extensions, discoveries and other additions	1.44	3.09	4.53
Purchases of reserves in place	—	8.32	8.32
Production	(2.64)	(4.08)	(6.72)
Sales of reserves in place	(.03)	(.20)	(.23)

Proved reserves as of December 31, 2004	14.06	66.08	80.14

Proved developed reserves as of:
December 31, 2003	13.88	42.99	56.87
December 31, 2004	13.37	48.01	61.38

Natural Gas (Billions of cubic feet)

	Cimarex	Magnum Hunter	Pro Forma Combined
Proved reserves as of December 31, 2003	337.34	494.05	831.39
Revisions of previous estimates	20.07	(31.28)	(11.21)
Extensions, discoveries and other additions	70.75	70.55	141.30
Purchases of reserves in place	.13	135.02	135.15
Production	(63.61)	(55.96)	(119.57)
Sales of reserves in place	(.04)	(2.26)	(2.30)

Proved reserves as of December 31, 2004	364.64	610.12	974.76

Proved developed reserves as of:
December 31, 2003	336.23	368.53	704.76
December 31, 2004	364.57	442.63	807.20

  Pro Forma Standardized Measure of and Changes in Discounted Future Net Cash Flows

        The following tables set forth the standardized measure of discounted future net cash flows associated with proved oil and natural gas reserves for Cimarex, Magnum Hunter and the combined company on a pro forma basis as of December 31, 2004, as well as the changes therein for the year then ended.

	Cimarex	Magnum Hunter	Pro Forma Combined
	(Millions of Dollars)
Future cash inflows	$2,570	$6,134	$8,704
Future costs:
Production	(659)	(1,805)	(2,464)
Development	(9)	(402)	(411)
Income taxes	(641)	(1,051)	(1,692)

Future net cash flows	1,261	2,876	4,137
10% annual discount	(463)	(1,312)	(1,775)

Standardized Measure of Discounted Future Net Cash Flows at December 31, 2004	$798	$1,564	$2,362

        Combined estimated future net cash flows before income tax expense, discounted at 10%, totaled approximately $3.2 billion.

	Cimarex	Magnum Hunter	Pro Forma Combined
	(Millions of dollars)
Net change in sales prices and production costs	$45.6	$354.0	$399.6
Sales revenues less production costs	(387.2)	(338.8)	(726.0)
Purchases of reserves in place	.2	356.9	357.1
Extensions, discoveries and other additions	313.4	82.7	396.1
Revisions in quantity estimates	71.4	(60.4)	11.0
Sales of reserves in place	(.3)	(6.2)	(6.5)
Changes in future development costs	16.4	166.5	182.9
Accretion of discount	103.0	106.8	209.8
Change in income taxes	(55.4)	(165.6)	(221.0)
Timing and other	(20.6)	—	(20.6)

Net change	86.5	495.9	582.4
Total at December 31, 2003	711.5	1,067.7	1,779.2

Total at December 31, 2004	$798.0	$1,563.6	$2,361.6

ANNEX B

COPY OF SCHEDULE TO FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 2005 IN CONNECTION WITH THE OFFER, EXCLUDING THE EXHIBITS TO THE SCHEDULE TO

(Attached)

B-1

        In order to tender, a Holder should send or deliver a properly completed and signed Letter of Transmittal, certificates for the Notes and any other required documents to the Depositary at one of its addresses set forth below or tender pursuant to DTC's Automated Tender Offer Program.

The depositary for the Offer is:

Deutsche Bank Trust Company Americas

By facsimile:
(For Eligible Institutions only)
(615) 835-3701

Confirmation:
(800) 735-7777

By Mail:	By Overnight Courier:	By Hand:
DB Services Tennessee, Inc. P.O. Box 292737 Nashville, TN 37229-2737 Attn: Reorganization Unit	DB Services Tennessee, Inc. 648 Grassmere Park Road Nashville, TN 37211 Attn: Reorganization Unit	DB Services Tennessee, Inc. 648 Grassmere Park Road Nashville, TN 37211 Attn: Reorganization Unit

        Any questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the information agent at the telephone numbers and address listed below. A Holder may also contact its broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

The information agent for the Offer is:

Deutsche Bank Trust Company Americas

648 Grassmere Park Road
Nashville, TN 37211
Attn: Reorganization Unit
Toll Free: (800) 735-7777

QuickLinks

Change in Control Notice and Offer to Purchase
originally issued by
TABLE OF CONTENTS
IMPORTANT
SUMMARY TERM SHEET
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
THE OFFER
ANNEX A UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Balance Sheet March 31, 2005
Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2004
Unaudited Pro Forma Condensed Combined Statement of Operations For the Three Months Ended March 31, 2005
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Natural Gas (Billions of cubic feet)
ANNEX B COPY OF SCHEDULE TO FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 2005 IN CONNECTION WITH THE OFFER, EXCLUDING THE EXHIBITS TO THE SCHEDULE TO (Attached)
The depositary for the Offer is
Deutsche Bank Trust Company Americas
The information agent for the Offer is
Deutsche Bank Trust Company Americas